Exhibit 1.01

ASSET PURCHASE AGREEMENT

dated as of

June 13, 2017

among

CROSS COUNTRY HEALTHCARE, INC.,

THE SELLER PARTIES

and

SELLER REPRESENTATIVE

i

TABLE OF CONTENTS
(cont'd)

ii

TABLE OF CONTENTS
(cont'd)

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of June 13, 2017, by and among Cross Country Healthcare, Inc. (“Buyer”), Advantage RN, LLC (“RN”), Advantage On Call, LLC (“On Call”), Advantage Locums, LLC (“Locums”), Advantage RN Local Staffing, LLC (“Local”, and together with RN, On Call and Locums, the “Companies”), each of the members of the Companies set forth on the signature page hereto (the “Signing Members”) and Seller Representative (as defined herein).

WHEREAS, the Companies are in the healthcare staffing business (the “Business”); and

WHEREAS, the Companies desire to sell substantially all of their assets and Business to Buyer and Buyer desires to purchase and acquire from the Companies substantially all of their assets and Business, and to assume certain specified liabilities of the Companies, upon the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND MUTUAL AGREEMENTS HEREINAFTER CONTAINED, AND OF OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

ATRICLE I
DEFINITIONS

The terms defined in this Article I, whenever used herein (including, without limitation, in the Exhibits and Schedules hereto), shall have the following meanings for all purposes of this Agreement:

“Acquisition or Refinancing Transaction” has the meaning set forth in Section 5.3(a) hereof.

“Action” means any action, claim, dispute, arbitration, audit, hearing, investigation, litigation, suit or other proceeding (whether civil, criminal, arbitral, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or any referee, arbitrator or mediator.

“Additional Escrow Amount” has the meaning set forth in Section 2.9 hereof.

“Affiliate” of a Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled,” “controlling,” “controlled by” and “under common control with” have meanings correlative thereto.

“Agreement” means this agreement among the parties set forth in the caption hereto, including, without limitation, all Exhibits and Schedules hereto, as well as the Disclosure Letter, as the same may be amended from time to time.

“Allocation” has the meaning set forth in Section 9.4 hereof.

“Applicable Law” means, with respect to any Person, any Law and other provisions having the force or effect of law applicable to such Person or any of its Affiliates or any of their respective assets, officers, directors or employees (in connection with such officer’s, director’s or employee’s activities on behalf of such Person or any of its Affiliates).

“Assigned Contracts” has the meaning set forth in Section 2.1(c) hereof.

“Assigned Leases” has the meaning set forth in Section 2.1(d) hereof.

“Assumed Liabilities” has the meaning set forth in Section 2.3 hereof.

“Balance Sheet Date” means April 30, 2017.

“Books and Records” means all books and records pertaining to the Companies, of any and every kind, including client and customer lists, referral sources, operating guides and manuals, financing and accounting records, programs, correspondence, emails, word and data storage systems, compact discs, compact disc lists, account ledgers, files, reports, plans, advertising materials, promotional materials, drawings and operating records, held or maintained by the Companies or any Affiliate of the Companies.

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

“Buyer” has the meaning set forth in the caption hereto.

“Buyer Claimant(s)” has the meaning set forth in Section 8.2 hereof.

“Buyer Fundamental Representations” has the meaning set forth in Section 8.1 hereof.

“Buyer Qualified Plan” has the meaning set forth in Section 5.13 hereof.

“Cash” means all cash and cash equivalents of the Companies on hand or on deposit as of immediately prior to the Closing determined in accordance with GAAP. Cash shall (i) be calculated net of issued but uncleared checks, as of immediately prior to the Closing, and (ii) include checks and wire transfers deposited for the account of the Companies as of immediately prior to the Closing.

“Claim” (or “Claims” when the context requires) has the meaning set forth in Section 8.2 hereof.

“Claim Notice” has the meaning set forth in Section 8.4(a) hereof.

“Claimant” has the meaning set forth in Section 8.4(a) hereof.

“Closing” means the closing of the Transactions.

“Closing Date” means the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI, or such other date as the parties may mutually agree on which the Closing takes place.

“Closing Working Capital” means the combined Current Assets of the Companies less the combined Current Liabilities of the Companies as of the opening of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.A.2 hereof.

“COBRA” has the meaning set forth in Section 3.20(j) hereof.

“COBRA Amount” means $150,000.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Companies” has the meaning set forth in the caption hereto.

“Company Contracts” means all Contracts (i) to which the Companies are a party or (ii) by which the Companies or any of their Properties, is bound.

“Company Intellectual Property Rights” has the meaning set forth in Section 3.11(a) hereof.

“Company Leases” has the meaning set forth in Section 3.10(d) hereof.

“Company License Rights” has the meaning set forth in Section 3.11(b) hereof.

“Company Qualified Plan” has the meaning set forth in Section 5.13 hereof.

“Company Real Property” means any Real Property presently or formerly owned, used, leased, occupied, managed or operated by the Companies.

“Company Rights” has the meaning set forth in Section 3.11(b) hereof.

“Company Software Products” has the meaning set forth in Section 3.11(a)(i) hereof.

“Confidential Information” has the meaning set forth in Section 5.8 hereof.

“Consent” means any consent, approval, authorization, license of, registration, or filing with, or notice to, or waiver from, any federal, state, local, foreign or other Governmental Entity or any Person, including, without limitation, any security holder, creditor or vendor.

“Contract” means any agreement, contract, lease, sublease, note, loan, evidence of Indebtedness, letter of credit, franchise agreement, covenant, employment agreement, understanding, commitment, undertaking, license, instrument, indenture or other arrangement or document, whether written or oral and including any modifications, amendments or supplements thereto.

“Current Assets” means those consolidated assets of the Companies identified on Schedule 1-A hereto, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures with consistent classifications that were used in the preparation of the Financial Statements for the year ended December 31, 2016, as if such accounts were being prepared as of a fiscal year end and determined in accordance with GAAP.

“Current Liabilities” means those consolidated liabilities of the Companies identified on Schedule 1-B hereto, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, that were used in the preparation of the Financial Statements for the year ended December 31, 2016, as if such accounts were being prepared as of a fiscal year end and determined in accordance with GAAP.

“Disclosure Letter” means the disclosure letter delivered by the Seller Parties to Buyer concurrently with the execution of this Agreement.

“Employee” means an employee of any of the Companies.

“Employee Benefit Plan” mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, stock appreciation, phantom stock, equity-based retirement, vacation, severance, employment agreement, change in control agreement, indemnification agreement, disability, death benefit, hospitalization, medical, dental, fringe benefit, accident, sickness or post-retirement or other plan, policy, program, arrangement or understanding (whether oral or written, whether or not legally binding, whether or not tax qualified and whether or not subject to ERISA) providing benefits to any current or former employee, officer, director or other service provider of the Companies (or any of their ERISA Affiliates) or with respect to which the Companies (or any of their ERISA Affiliates) have or could reasonably be expected to have any actual or potential Liability or obligation to contribute.

“Encumbrance” means any security interests, Liens, pledges, claims of third parties of any nature whatsoever, Leases, encumbrances, escrow, options, rights of first refusal, restrictions, conditional sale contracts, title retention contracts, mortgages, hypothecations, indentures or security agreements.

“Environment” means any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

“Environmental Laws” means any federal, state, local or common Law relating to the injury to, or the pollution or protection of, human health and safety or the Environment.

“Environmental Liabilities” means any Claims, judgments, suits, damages (including punitive and consequential damages), obligations (including monitoring, investigatory, corrective or remedial obligations, pursuant to any Environmental Laws), losses, penalties, fines, liabilities, Encumbrances, Liens, violations, costs and expenses (including attorneys’ and consultants’ fees), including costs of investigation, assessment, remediation or monitoring or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any Person or Governmental Entity, (a) which are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any Real Property, (ii) the actual transportation, treatment, storage or disposal of Hazardous Substances, or (iii) the violation of or non-compliance with any Environmental Laws, or (b) which arise under the Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity required to be aggregated in a controlled group or affiliated service group with any of the Companies for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.

“Escrow Agent” has the meaning set forth in Section 2.9 hereof.

“Escrow Agreement” has the meaning set forth in Section 2.9 hereof.

“Escrow Amount” has the meaning set forth in Section 2.9 hereof.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.A.1 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2 hereof.

“Excluded Liabilities” has the meaning set forth in Section 2.4 hereof.

“Federal Health Care Program” has the meaning set forth in 42 U.S.C. §1320a 7b(f).

“Financial Statements” means (i) the audited consolidated balance sheets of the Companies as of December 31, 2015 and December 31, 2016 and the related audited consolidated statements of income, Members’ equity and cash flows for the years then ended, including the related notes thereto and (ii) the consolidated balance sheet of the Companies as of April 30, 2017 and the related statements of income and Members’ equity for the four month period then ended.

“Fundamental Representations” has the meaning set forth in Section 8.1 hereof.

“GAAP” means, at a given time, United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Entity” means any federal, state, local or foreign government, political subdivision, legislature, court, tribunal, arbitrator, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality, including any industry or other non-governmental self-regulatory organizations.

“Hazardous Substance” means any chemical, substance, material, waste, pollutant or contaminant regulated under applicable Environmental Laws, including petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous, medical wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, and any materials or substances regulated or defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants,” “contaminants,” or any similar denomination intended to classify or regulate such chemicals, materials or substances by reason of their toxicity, carcinogenicity, ignitability or corrosivity or other characteristics under any of the Environmental Laws.

“Health Care Laws and Practices” means any federal, state or local Laws applicable to the Business regarding (i) any government-sponsored health care program, including Medicare, Medicaid, Medicare or Medicaid managed care plans and other federally or state funded health care entitlement programs, and including those Laws and guidelines related to covered services, charging practices, billing, cost reporting, claims submission or processing, collection, marketing and advertising; (ii) kickbacks, fee-splitting and other referral practices, including, without limitation, the federal anti-kickback statute set forth at 42 U.S.C. Section 1320a-7b, the federal physician self-referral law set forth at 42 U.S.C. Section 1395nn; (iii) the privacy, maintenance or protection of patient records, including HIPAA; (iv) false claims, including the Civil False Claims Act (31 U.S.C. Section 3729 et seq.), the Criminal False Claims Acts (18 U.S.C. Sections 287, 1001, and 1341) or any Laws related to improper billing or submission of claims or cost reports or similar federal, state or local Laws; (v) the Civil Monetary Penalties provisions of the Social Security Act, codified at 42 U.S.C. Section 1320a-7a or any comparable rules and regulations promulgated by any other federal or state agency; (vi) state and local Laws promulgated by departments of health, mental health, social services or departments with similar jurisdiction, pertaining to the clinical and related operations of any health care facility; (vii) over-utilization or inappropriate utilization of health care services by patients or improper denial of health care services to patients; (viii) obtaining or maintaining the proper and appropriate Health Care Permits from any Governmental Entities required in order to operate a health care facility, including, without limitation, the Health Care Permits required to operate inpatient and outpatient treatment facilities, or any of the types of facilities or programs operated by Companies; (ix) treatment quality and documentation of care, (x) storage, utilization, misappropriation, incorrect, missed or improper dosage, documentation and record-keeping regarding dispensing of medication or drugs, (xi) the protection from discrimination of any individuals on the basis of any disability, (xii) 42 C.F.R. Part 2, and any other Law protecting the privacy of individuals undergoing treatment for drug addiction or alcoholism or (xiii) the practice of medicine and the employment of licensed medical or healthcare professionals.

“Health Care Permits” means licenses, permits, consents, approvals, registrations and qualifications issued pursuant to Health Care Laws and Practices that are applicable to the Business.

“Health Plan” has the meaning set forth in Section 5.15 hereof.

“Health Plan Amount” means $408,000.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Improvements” has the meaning set forth in Section 3.10(f) hereof.

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment for which such Person is responsible or liable, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person, all obligations of such Person under any title retention agreement and all obligations of such Person or any other Person secured by any Lien on any property or asset of such Person, (iv) all obligations of such Person under Leases required to be capitalized in accordance with GAAP, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, surety bond, banker’s acceptance or similar credit transaction, (vi) all obligations of such Person under interest rate, currency swap or hedging transactions (valued at the termination value thereof), (vii) all unfunded pension and other employee-related obligations and change of control payments, (viii) the liquidation value, accrued and unpaid dividends and other monetary obligations in respect of any redeemable preferred stock of such Person, (ix) all obligations of the type referred to in clauses (i) through (viii) of any other Person, the payment for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, and (x) all principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of the obligations of the type referred to in clauses (i) through (ix).

“Indemnitor” has the meaning set forth in Section 8.4(a) hereof.

“Independent Accountant” has the meaning set forth in Section 2.A.3(c) hereof.

“Initial Cash Consideration” has the meaning set forth in Section 2.7 hereof.

“Intellectual Property” means, anywhere in the world, all of the following: (a) patents, patent applications, utility models, foreign priority rights and invention registrations, together with continuations, continuations-in-part, extensions, provisionals, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto, (b) registered and unregistered trademarks, service marks, logos, trade dress, trade names and other source-identifying designations and devices as well as all applications for registration, (c) copyrights and design rights, whether registered or unregistered, and pending applications to register the same, (d) Internet domain names and registrations thereof, (e) computer program instruction code, whether in human-readable source code form, machine-readable binary form, firmware, scripts, interpretive text, computer software (including source code), or other form, along with any technical, user or other documentation related thereto, and including any related data files or data objects, and all media on which any of the foregoing is recorded, (f) mask works and registrations and applications for registration thereof, (g) knowledge of any kind including ideas, trade secrets, confidential or non-public technical or business information, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans, compositions, databases, documentation, specifications, plans, designs, drawings, sketches, reports, research materials and records, operating manuals and guides, testing methods, product and safety data, equipment lists, manufacturing and production molds, product specifications, engineering reports and drawings, architectural and engineering plans, and manufacturing and production processes and techniques and analytical procedures and reports, including standard operating procedures, standard operating conditions, chemical operating procedures, product formulations safety measures, and other proprietary information, (whether or not at a commercial stage and whether in written, electronic, magnetic, verbal or any other form and whether or not patentable), (h) moral and economic rights of authors and inventors (however denominated), database rights, design rights, industrial property rights, publicity rights and privacy rights, (i) all rights to obtain renewals, reissues, reexaminations, continuations, continuations-in-part, divisions or other extensions of legal protections pertaining thereto, (j) all actions and rights to sue at law or in equity for past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and (k) any other intellectual property recognized by Law.

“IRCA” means the Immigration Reform and Control Act of 1986, and all regulations and rules promulgated thereunder.

“IRS” means the Internal Revenue Service.

“IRS Payroll Tax Audit” means the current payroll tax audit of RN for the 2009 and 2010 fiscal years, which is being contested by RN.

“Key Employees” has the meaning set forth in Section 3.19(a) hereof.

“Law” means any domestic or foreign, federal, provincial, state or local statute, law (including the common law), ordinance, rule, regulation, directive, Order, writ, injunction, judgment, administrative or judicial decision or interpretation, treaty, decree or other requirement of any Governmental Entity.

“Lease” means any lease, sublease, license agreement, concession agreement, occupancy agreement or other right of occupancy, written or oral, including all amendments, modifications, supplements, renewals, extensions, guarantees and other documents and agreements with respect thereto.

“Liability” means any direct or indirect Indebtedness, obligation, liability, claim, suit, judgment, demand, loss, damage, deficiency, cost, expense, fee, fine, penalty, responsibility or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether secured or unsecured, whether choate or inchoate, whether fixed or unfixed, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted).

“Lien” means any claim, lien (statutory or otherwise), Encumbrance, pledge, Liability, restriction, charge, instrument, license, preference, priority, security agreement, covenant, right of recovery, option, charge, hypothecation, easement, security interest, interest, right of way, encroachment, mortgage, deed of trust, imperfection of title, assignment, Tax (including foreign, federal, state and local Tax), or charge of any kind or nature whatsoever or any conditional sale or other title retention agreement or other Contract having substantially the same effect as any of the foregoing.

“Local” has the meaning set forth in the caption hereto.

“Locums” has the meaning set forth in the caption hereto.

“Marks” has the meaning set forth in Section 3.11(a)(iv) hereof.

“Material Adverse Effect” means any fact, event, effect, circumstance or change that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to the Companies or their Business, Properties, prospects, revenue, profitability, results of operation or condition (financial or otherwise) taken as a whole, or to the ability of the Seller Parties to consummate timely the Transactions; provided, however, that “Material Adverse Effect” shall not include any event, fact, circumstances or change, directly or indirectly, arising out of, constituting or attributable to or arising from: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Companies operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable accounting rules, including GAAP; provided, further, however, that any event, fact, circumstance or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, fact, circumstance or change has a disproportionate effect on the Companies compared to other participants in the industry in which the Companies conduct their businesses.

“Material Customer Contracts” has the meaning set forth in Section 3.13(a)(i) hereof.

“Material Customers” has the meaning set forth in Section 3.14(a) hereof.

“Material Supplier Contracts” has the meaning set forth in Section 3.13(a)(ii) hereof.

“Material Suppliers” has the meaning set forth in Section 3.14(b) hereof.

“Medicaid” means Title XIX of the Social Security Act, any Laws promulgated thereunder and any similar Law or program of any kind or description administered by any state.

“Medicare” means Title XVIII of the Social Security Act and any Laws promulgated thereunder.

“Members” means those Persons holding membership interests of any of the Companies.

“Non-Assignable Contract” has the meaning set forth in Section 2.5 hereof.

“Non-Paying Party” has the meaning set forth in Section 9.3 hereof.

“On Call” has the meaning set forth in the caption hereto.

“Operative Document” means this Agreement and any other agreement, instrument or other document to be executed and delivered in connection with the consummation of the Transactions.

“Order” means any decree, injunction, ruling, judgment, assessment, award, consent or other order of or entered by any Governmental Entity, including any judicial or administrative interpretations, guidance, directives, policy, statements or opinions.

“Ordinary Course of Business” means the ordinary course of business of the Companies consistent with past custom and practice (including with respect to quantity, quality and frequency) during the period commencing January 1, 2017 and continuing until the date of this Agreement.

“Organizational Documents” means with respect to any particular entity, (i) if a U.S. corporation, the articles or certificate of incorporation and the bylaws, (ii) if a U.S. limited liability company, the articles or certificate of organization and operating agreement, (iii) if a partnership, the partnership agreement and any certificate of partnership, and (iv) if another type of entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of such entity, (v) all equity holders’ agreements, voting agreements, voting trusts, joint venture agreements or other agreements or documents relating to the organization, management or operation of such entity or related to the duties, rights and obligations of the equity holders of such entity, and (vi) any amendment or supplement to any of the foregoing.

“Paying Party” has the meaning set forth in Section 9.3 hereof.

“Permits” means all franchises, licenses, certificates of authority, permits, Orders, consents, agreements, waivers, quotas, approvals, registrations, authorizations, qualifications and filings under any federal, state or local Laws or with any Governmental Entities or private Persons.

“Permitted Encumbrances” means (i) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by the Companies and for which appropriate reserves have been included in the consolidated balance sheet of the Companies as of April 30, 2017 and reflected in the calculation of Closing Working Capital, (ii) mechanics’, carriers’, landlords’, workers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or the amount or validity of which is being contested in good faith by the Companies, and for which appropriate reserves have been included in the consolidated balance sheet of the Companies as of April 30, 2017 and reflected in the calculation of Closing Working Capital, (iii) Liens arising under workers’ compensation, unemployment insurance and similar laws, or (iv) Liens securing Indebtedness of the Companies to be repaid at Closing.

“Person” means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Entity or quasi-governmental body or regulatory authority.

“Plan” means any Employee Benefit Plan established, maintained, sponsored, or contributed to by any of the Companies or any ERISA Affiliate on behalf of any Employee, Member, director or shareholder (whether current, former or retired) or their beneficiaries, or with respect to which the Companies or any ERISA Affiliate has or has had any obligation on behalf of such Person, or with respect to which any of the Companies has had, or could reasonably be expected to have any Liability.

“Post-Closing Adjustment” has the meaning set forth in Section 2.A.2(b) hereof.

“Property” (or “Properties” when the context requires) means any Real Property and any personal or mixed property, whether tangible or intangible.

“Purchase Price” means $88 million.

“Purchased Assets” has the meaning set forth in Section 2.1 hereof.

“Real Property” means any real property, any interest therein or any appurtenance thereto.

“Real Property Permits” has the meaning set forth in Section 3.10(k) hereof.

“Related Persons” has the meaning set forth in Section 3.6 hereof.

“Relative” means the current or former spouse, children, parents or siblings of an individual (or any spouse of the foregoing).

“Release” has the meaning set forth in Section 3.18(f) hereof.

“Releasees” has the meaning set forth in Section 5.10 hereof.

“Releasors” has the meaning set forth in Section 5.10 hereof.

“Representative” means, with respect to any Person, its directors, officers, employees, attorneys, accountants, agents, consultants or other representatives.

“Required Consent” has the meaning set forth in Section 6.1(c) hereof.

“Restricted Period” has the meaning set forth in Section 5.7 hereof.

“Review Period” has the meaning set forth in Section 2.A.3(a) hereof.

“RN” has the meaning set forth in the caption hereto.

“Seller Claimant(s)” has the meaning set forth in Section 8.3 hereof.

“Seller Parties” means, collectively, the Companies and the Signing Members.

“Seller Representative” has the meaning set forth in Section 10.15 hereof.

“Sellers’ Expenses” means, as of immediately prior to the Closing, any then unpaid fees and expenses incurred by or on behalf of any of the Seller Parties in connection with the authorization, preparation, negotiation and execution of this Agreement and the other Operative Documents and the consummation of the Transactions, including, without limitation, (i) any amounts relating to the termination of any Contract, agreement, relationship or arrangement with any Affiliate of the Companies, (ii) all fees and disbursements of investment bankers, attorneys, accountants and other advisors and service providers engaged by the Companies, (iii) any sale, “stay-around,” retention, phantom equity, change or control or similar bonuses, payments or benefits, (iv) any payroll, social security, unemployment or other Taxes or other amounts required to be paid by the Companies in connection with any of the items referred to in clause (iii) and (v) the out-of-pocket cost (excluding the fees of Buyer’s and the Seller Parties’ counsel which fees shall be paid by the party incurring such fees) of obtaining the Required Consents, provided that the Seller Parties and Buyer shall share equally any out-of-pocket costs of obtaining Required Consents in excess of $50,000; provided, however, Sellers’ Expenses shall not include any amounts included as liabilities in the calculation of Closing Working Capital.

“Signing Members” has the meaning set forth in the caption hereto.

“Statement of Objections” has the meaning set forth in Section 2.A.3(b) hereof.

“Straddle Period Tax” has the meaning set forth in Section 9.3 hereof.

“Target Closing Working Capital” means $14,600,000.

“Tax Indemnification” has the meaning set forth in Section 9.1 hereof.

“Tax Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Representations” means any of the representations and warranties contained in Section 3.8(e) or 3.9 hereof.

“Tax Return” means (i) each and every report, return, declaration, information return, claim for refund, statement or other information required to be supplied to a taxing or governmental authority with respect to any Tax or Taxes, including any schedules or attachments thereto and any amendments thereof, and including, without limitation, any combined or consolidated return for any group of entities including the Companies and (ii) IRS Form FinCEN Report 114 or IRS Form FinCEN Report 114a, as applicable.

“Taxes” (or “Tax” where the context requires) means with respect to any Person (i) all federal, state, local, county, foreign and other taxes; assessments or the other government charges including any income, alternative or add-on minimum tax, estimated gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital, stock, franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, custom duty or other tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) whether such tax is disputed or not (ii) liability for the payment of any amounts of the type described in clause (i) above relating to any other Person as a result of being party to any agreement, including an agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated, consolidated, combined, unitary or other group with such other Person, or (iii) liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any affiliated group as defined in Section 1504 of the Code, or any analogous combined, consolidated or unitary group defined under state, local or foreign income tax Law (or being included (or required to be included) in any Tax Return relating thereto).

“Termination Date” has the meaning set forth in Section 7.1(d) hereof.

“Threshold” has the meaning set forth in Section 8.2 hereof.

“Trade Secrets” means any information which (i) is used in a business, (ii) is not generally known to the public or to Persons who can obtain economic value from its disclosure, and (iii) is subject to reasonable efforts to maintain its secrecy or confidentiality; the term may include but is not limited to inventions, processes, know-how, formulas, computer software, and mask works which are not patented and are not protected by registration (e.g., under copyright or mask work Laws); lists of customers, suppliers, and employees, and data related thereto; business plans and analyses; and financial data.

“Transactions” means the transactions contemplated by this Agreement and the Operative Documents.

“Transfer Taxes” has the meaning set forth in Section 9.2 hereof.

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1. Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, Buyer shall purchase and acquire and accept from the Companies, and the Companies shall sell, transfer, assign, convey and deliver to Buyer, at the Closing, all of the Companies’ rights, title and interest in and to the Business and all of the Companies’ rights, title and interest in and to all of their assets, properties and rights of every kind and description, personal and mixed, tangible and intangible, used in or otherwise relating to the Business, wherever situated (excluding only Excluded Assets) as those assets, properties and rights, exist immediately prior to the Closing (collectively the “Purchased Assets”), free and clear of all Encumbrances. The Purchased Assets shall include, but not be limited to, the following assets, properties, rights and interests of the Companies.

(a) all billed and unbilled accounts receivable;

(b) all Books and Records;

(c) all rights of the Companies under Contracts to which any of the Companies is a party (the “Assigned Contracts”);

(d) all rights of the Companies under the leases for real or personal property to which any of the Companies is a party (the “Assigned Leases”);

(e) all deposits and prepaid expenses of the Companies, including (i) security deposits with third party suppliers, vendors or service providers, ad valorem taxes and Lease and rental payments (other than deposits held and prepaid expenses relating to any Excluded Assets), (ii) tenant reimbursements, and (iii) pre-payments;

(f) all tangible personal property owned, leased or licensed by the Companies, wherever located;

(g) the names “Advantage RN,” “Advantage On Call,” “Advantage Locums,” “Advantage Local Staffing,” “Advantage RN Local Staffing” and any derivations thereof;

(h) all Permits to the extent such Permits are transferable;

(i) all bank accounts (other than a new bank account to be set up by the Companies which will be used, prior to Closing, solely to receive the Purchase Price);

(j) all rights under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Employees and agents or with third parties to the extent transferable without Consent;

(k) all rights, claims, credits, causes of action or rights of set-off against third parties relating to the assets purchased by Buyer under this Section 2.1 (including, for the avoidance of doubt, those arising under, or otherwise relating to, the Assigned Contracts or the Assigned Leases) or Assumed Liabilities, including rights under vendors’ and manufacturers’ warranties, indemnities and guaranties;

(l) any counterclaims, set-offs or defenses that the Companies may have with respect to any Assumed Liabilities;

(m) all claims pursuant to rights of indemnity, set-off, counterclaim or any similar action pursuant to or arising under the Assigned Contracts or the Assigned Leases;

(n) all goodwill and other intangible assets associated with the Business or the assets purchased by Buyer under this Section 2.1;

(o) all personnel files for Employees, except to the extent that any transfer or assignment is prohibited by applicable Law;

(p) all Company Intellectual Property Rights; and

(q) all employee advances including amounts due from nurses but excluding advances to employees who are also Signing Members.

2.2. Excluded Assets. The Companies shall retain all of their rights, title and interest to, in and under the following assets, properties, interests and rights (the “Excluded Assets”):

(a) all documents: (i) to the extent they relate solely to any of the Excluded Assets or Excluded Liabilities; (ii) that the Companies are required by Law to retain and are prohibited by Law from providing a copy to Buyer; (iii) that were prepared primarily in connection with the transactions contemplated by this Agreement; or (iv) seals, minute books, stock transfer books, stock ledgers, stock certificates, by-laws and other documents relating to the organization and existence of the Companies as legal entities;

(b) any of the Companies’ insurance policies (including director and officer insurance policies, fiduciary policies, workers compensation, or employment practices policies), including any tail policies or coverage thereon, and any of the Companies’ rights, claims, demands, proceedings, credits, causes of action or rights of set-off thereunder;

(c) any causes of action under applicable state Law with respect to the Excluded Assets;

(d) the Companies’ rights, interests and benefits under this Agreement;

(e) all Tax Returns or Tax records of the Companies;

(f) the Plans (other than as provided in Section 5.15);

(g) all Cash;

(h) the contracts, properties and assets set forth on Schedule 2.2(h) hereto;

(i) any membership interests in any of the Companies or 937 Fall LLC; and

(j) all claims against Signing Members for any amounts borrowed from any of the Companies.

2.3. Assumption of Liabilities. Buyer shall not assume or be responsible for, and shall in no event be liable for, any debts, liabilities or obligations of or relating to the Business or the Companies, whether fixed or contingent, known or unknown, liquidated or unliquidated, suspected or unsuspected, material or immaterial, absolute or contingent, matured or unmatured, determinable or undeterminable, direct or indirect, secured or unsecured, or otherwise; provided, however, that effective as of the Closing, Buyer shall assume and agree to pay, discharge or perform the following (the “Assumed Liabilities”):

(a) any and all Liabilities of the Companies under each Assigned Contract and each Assigned Lease to the extent such obligations accrue after the Closing Date, are not required to be performed on or prior to the Closing Date, are disclosed in the text of such Assigned Contract or Assigned Lease and do not arise out of or relate to a default or breach of the applicable Assigned Contract or Assigned Lease occurring on or prior to the Closing Date;

(b) all claims for accrued payroll obligations, including, but not limited to, accrued payroll taxes, severance, incurred in the Ordinary Course of Business, but only so long as the underlying obligations are included as Current Liabilities in the calculation of Closing Working Capital, provided that Buyer will assume up to $100,000 in unused sick and vacation leave which will not be included in the Closing Working Capital;

(c) the obligation to pay the amounts owed for goods or services received by the Companies in the Ordinary Course of Business in respect of any trade and vendor accounts payable, so long as the underlying obligation is included as a Current Liability in the calculation of Closing Working Capital; and

(d) all Liabilities arising out of the conduct of the Business or ownership of the Purchased Assets on or after the Closing Date.

2.4. Excluded Liabilities. Without limiting the generality of the first sentence of Section 2.3, Buyer shall not assume, or become liable for the payment or performance of, any of the Liabilities of the Companies set forth below (collectively, the “Excluded Liabilities”), which shall remain Liabilities of the Companies:

(a) all Liabilities of the Companies relating to or otherwise arising, whether before, on or after the Closing Date, out of or in connection with, any of the Excluded Assets;

(b) litigation and related claims and Liabilities arising out of or in connection with events occurring on or prior to the Closing Date, no matter when raised;

(c) any and all Liabilities relating to any environmental, health or safety matter (including any Liability or obligation under any Environmental Law), arising out of or relating to the Companies’ operation of the Business or their leasing, ownership or operation of Real Property on or prior to the Closing Date no matter when raised;

(d) all Liabilities of the Companies in respect of Indebtedness, whether or not relating to the Business;

(e) any and all Liabilities of the Companies for Taxes with respect to the Purchased Assets or the Business for any Tax Period (or portion thereof) ending on or prior to the Closing Date;

(f) any Liabilities to any equityholders of the Companies other than compensation owed to equityholders who are Employees of the Companies in the Ordinary Course of Business and only to the extent such compensation is accounted for as a Current Liability in the calculation of Closing Working Capital;

(g) any and all Liabilities under the Plans (other than as provided in Section 5.15);

(h) any and all Liabilities of the Companies for third party professional expenses related to the transactions contemplated by this Agreement, including legal, accounting and investment banking fees and expenses;

(i) any and all Liabilities arising from or related to any proceedings set forth on Schedule 3.16 of the Disclosure Letter; and

(j) any Liabilities arising out of or from workers compensation or professional liability Claims arising out of or in connection with events occurring on or prior to the Closing Date, no matter when raised (including additional Liabilities related to such Claims arising after the Closing).

2.5. Non-Assignable Contracts. To the extent that any Assigned Contract or Assigned Lease is not capable of being assigned or transferred without the consent or waiver of the other party thereto or any third party, or if such assignment or transfer, or attempted assignment or transfer, would constitute a breach thereof (a “Non-Assignable Contract”), this Agreement shall not constitute an assignment or transfer of any such Non-Assignable Contract, or an attempted assignment or transfer of any such Non-Assignable Contract. If such consent for a Non-Assignable Contract (except for the Required Consents, unless waived) is not obtained, the Closing shall proceed with respect to the remaining Purchased Assets. The parties shall have the continuing obligation for a period of one (1) year after the Closing to use their commercially reasonable efforts to endeavor to obtain all necessary consents to the assignment or transfer of any Non-Assignable Contracts. Upon obtaining the requisite third party consent thereto, each Non-Assignable Contract shall be transferred and assigned to Buyer (or its designated Affiliate) hereunder. Notwithstanding anything to the contrary in this Section 2.5, with respect to any Non-Assignable Contract that is not assigned and transferred to Buyer (or its designated Affiliate) pursuant to the first sentence of this Section 2.5, after the Closing and until the requisite consent is obtained and the foregoing is assigned and transferred to Buyer, the Seller Parties and/or Seller Representative shall use their commercially reasonable efforts and cooperate with Buyer in endeavoring to obtain for Buyer an arrangement designed to provide Buyer substantially equivalent benefits of each such Non-Assignable Contract in some other manner; provided that expenses incurred by the Seller Parties in providing such benefits shall be paid by Buyer. Buyer shall indemnify the Seller Parties for any breach or alleged breach (based on actions or inactions occurring after the Closing) of any such Non-Assignable Contract to the extent Buyer requests the Companies to perform thereunder.

2.6. Further Conveyances and Assumptions. From time to time following the Closing, the Seller Parties and Buyer shall, and the Seller Parties and Buyer shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, as may be required to assign and convey fully to Buyer, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement, and to otherwise make effective the Transactions.

2.7. Consideration Payable at the Closing. Subject to Article IIA, the aggregate consideration to be paid by Buyer for the Purchased Assets at Closing shall be an amount equal to the Purchase Price, minus (i) the aggregate Indebtedness of the Companies as of immediately prior to the Closing, minus (ii) the Sellers’ Expenses, minus (iii) the COBRA Amount, minus (iv) the Health Plan Amount. The result of the calculation in the preceding sentence shall be increased by the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Closing Working Capital or decreased by the amount, if any, by which the Target Closing Working Capital exceeds the Estimated Closing Working Capital (such consideration, the “Initial Cash Consideration”). The Initial Cash Consideration (less the Escrow Amount and the Additional Escrow Amount) shall be paid to the Companies at the Closing by wire transfer of immediately available funds to the account(s) designated in writing by the Companies at least three (3) Business Days prior to the Closing Date.

2.8. Additional Closing Payments. At the Closing, Buyer shall deliver to the holders of the Companies’ Indebtedness, the amounts set forth in payoff letters delivered to Buyer by each such holder at least three (3) Business Days prior to the Closing Date, in accordance with wire instructions set forth in each such payoff letter. In addition, at the Closing, Buyer shall deliver to the creditors of the Sellers’ Expenses the amounts set forth on a Certificate of Sellers’ Expenses delivered to Buyer by Seller Representative at least one (1) Business Days prior to the Closing Date.

2.9. Escrow Amount. Notwithstanding anything to the contrary contained herein, Buyer shall withhold from the Initial Cash Consideration otherwise payable at Closing (i) an amount equal to $7,540,000 (the “Escrow Amount”) and (ii) an amount equal to $7,200,000 (the “Additional Escrow Amount”). On the Closing Date, Buyer shall cause the Escrow Amount and the Additional Escrow Amount to be delivered to SunTrust Bank, as escrow agent (the “Escrow Agent”), pursuant to an escrow agreement by and among Buyer, Seller Representative and the Escrow Agent substantially in the form annexed hereto as Exhibit 2.9 (the “Escrow Agreement”). The Escrow Amount and the Additional Escrow Amount shall be paid to the Escrow Agent by Buyer on the Closing Date by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent. The Escrow Amount will be held by the Escrow Agent as partial security for the obligations of the Seller Parties to Buyer pursuant to the terms of Section 8.2 hereof, which obligations shall not be limited at any time to the value of the Escrow Amount. The Additional Escrow Amount will be held by the Escrow Agent as an independent escrow as partial security for the obligations of the Seller Parties to Buyer pursuant to the terms of Section 8.2(e) hereof, which obligations shall not be limited at any time to the value of the Additional Escrow Amount. The Additional Escrow Amount will be held until the IRS Payroll Audit is resolved and any tax liability relating thereto is satisfied. The Seller Parties acknowledge and agree that Buyer’s exercise of its rights under the Escrow Agreement shall not limit Buyer’s right to recover any amounts owed to it that exceed the Escrow Amount and the Additional Escrow Amount and application of the Escrow Amount and the Additional Escrow Amount shall not be in substitution of or in any way limit Buyer’s exercise of its other rights and remedies.

2.10. Withholding. Buyer shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement and the other Operative Documents such amounts as Buyer reasonably determines Buyer is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law and instead shall pay such amount to the applicable taxing authority. To the extent that amounts are properly so withheld by Buyer and paid to the applicable taxing authority, such amounts withheld shall be treated for all purposes of this Agreement and the other Operative Documents as having been paid to the recipient in respect of which such deduction and withholding was made by Buyer. Notwithstanding the foregoing, the Companies shall be entitled to any income tax deduction with respect to payment of all Sellers’ Expenses, including all change of control or phantom equity payments and all interest on the Companies’ Indebtedness paid at the Closing.

2.11. The Closing. The Closing shall take place at 9:00 a.m., local time, on the Closing Date, at the offices of Proskauer Rose LLP, 11 Times Square, New York, NY 10036, or at such other time, date or place as the parties may mutually agree, subject to the satisfaction or waiver of all of the conditions to Closing set forth in Article VI. At the Closing, the Companies shall deliver to Buyer or cause to be delivered to Buyer the items set forth on Schedule 2.11 hereto.

ARTICLE IIA
PURCHASE PRICE ADJUSTMENT

2.11.1.1. Closing Adjustment. At least three (3) Business Days prior to the Closing Date, the Companies shall prepare, and Seller Representative shall deliver to Buyer, a statement setting forth the Companies’ good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated consolidated balance sheet of the Companies as of the close of business on the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital, and a certificate of the Chief Financial Officer of the Companies that the statement of Estimated Closing Working Capital was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the year ended December 31, 2016 as if such statement of Estimated Closing Working Capital was being prepared as of a fiscal year end.

2.11.1.2. Post-Closing Adjustment.

(a) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain a consolidated balance sheet of the Companies as of the close of business on the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the statement of Closing Working Capital was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the year ended December 31, 2016 as if such Closing Working Capital Statement was being prepared as of a fiscal year end.

(b) The post-closing adjustment shall be an amount equal to the Closing Working Capital (as finally determined pursuant to Section 2.A.3 below) minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to the Companies (to an account or accounts designated by Seller Representative) an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller Representative shall cause the Companies to pay (or pay on behalf of the Companies) to Buyer an amount equal to the Post-Closing Adjustment.

(c) Notwithstanding any provision to the contrary herein, if Buyer fails to provide Seller Representative with the Closing Working Capital Statement within the ninety (90)-day time period after the Closing Date, then any Post-Closing Adjustment payment due Companies shall bear interest at the rate of one and half percent (1.5%) per month from and including the Closing Date through the date of payment in full by Buyer.

2.11.1.3. Examination and Review.

(a) Examination. After receipt of the Closing Working Capital Statement, Seller Representative shall have forty-five (45) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller Representative and his accountant shall have access to the books and records of the Companies, the personnel of and work papers prepared by Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that is calculated to minimally interfere with the normal business operations of Buyer or the Business.

(b) Objection. On or prior to the last day of the Review Period, Seller Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth their objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Seller Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Companies. If Seller Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections and, if the same are so resolved within such period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller Representative shall be final and binding.

(c) Resolution of Disputes. If Buyer and Seller Representative fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the thirty (30) day period, then any amounts remaining in dispute shall be submitted for resolution to the office of Crowe Horwath LLP (the “Independent Accountant”) or, if Crowe Horwath LLP is unable to serve, Buyer and Seller Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants as the Independent Accountant who shall resolve the disputed amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each disputed amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(d) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Companies or by Seller Representative on behalf of the Companies, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Companies or Buyer, respectively, bears to the aggregate amount actually contested by the Companies and Buyer.

(e) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the disputed amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(f) Payments of Post-Closing Adjustment. Any payment of the Post-Closing Adjustment, shall (i) be due (A) within five (5) Business Days of acceptance of the Closing Working Capital Statement or (B) if there are disputed amounts, then within five (5) Business Days of the resolution described in subsection (e) above; and (ii) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller Representative on behalf of the Companies, as the case may be.

(g) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.A.2 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

As a material inducement for Buyer to enter into this Agreement and to purchase the Purchased Assets, the Seller Parties, jointly and severally, represent and warrant to Buyer as follows:

3.1. Organization and Qualification. Each Company is duly organized, validly existing and in good standing as a limited liability company in the state of Ohio, with full power and authority to operate its Properties and carry on its business as presently owned or conducted. Each Company is licensed or qualified to transact business and is in good standing in each jurisdiction in which, because of its business conducted there or the nature of its Properties there, it is required to be so licensed or qualified. Each such jurisdiction is set forth on Schedule 3.1(a) of the Disclosure Letter. The Companies have provided to Buyer complete and correct copies of all Organizational Documents of the Companies, and such documents are complete, accurate and current in all material respects. Schedule 3.1(b) of the Disclosure Letter sets forth the officers and managers of each Company.

3.2. No Subsidiaries. Except as set forth on Schedule 3.2 of the Disclosure Letter, no Company owns, directly or indirectly, any economic, voting or other ownership interest in any Person.

3.3. Authority; No Breach.

(a) Each Seller Party has all requisite power and authority to execute and deliver this Agreement and the Operative Documents to which he, she or it is a party, and to perform, carry out and consummate the Transactions. The execution, delivery and performance of this Agreement and the other Operative Documents to which such Seller Party is a party have been duly authorized by all necessary action on the part of such Seller Party. This Agreement has been duly executed and delivered by each Seller Party and Seller Representative and the Operative Documents to which such Seller Party is a party shall be, when executed and delivered by such Seller Party, duly executed and delivered by such Seller Party. This Agreement constitutes, and the Operative Agreements to which each Seller Party shall be a party shall constitute, when executed and delivered by such Seller Party, such Seller Party’s legal, valid and binding obligation, enforceable against such Seller Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(b) Except as set forth on Schedule 3.3(b) of the Disclosure Letter, neither the execution and delivery of this Agreement or any Operative Document by each Seller Party nor the consummation of any of the Transactions, nor the full performance by each Seller Party of his or its obligations hereunder or thereunder do or will: (i) conflict with, violate or result in a breach of any provision of any Organizational Documents of the Companies; (ii) with respect to each Material Customer Contract, Material Supplier Contract and Company Lease, conflict with, violate, result in a breach of, constitute a default under (or an event which, with or without notice, lapse of time or both, would constitute a default) or result in the invalidity of, or accelerate the performance required by or cause or give rise to any right of acceleration or termination of any right or obligation to which such Seller Party is a party or by which such Seller Party is subject or bound; (iii) result in the creation of, or give any third party the right to create, any Encumbrance upon the Purchased Assets; (iv) conflict with, violate, result in a breach of or constitute a default under any Law, award, Permit, decree, Order, or process of any Governmental Entity to which such Seller Party or any Purchased Assets are subject; (v) with respect to each Material Customer Contract, Material Supplier Contract and Company Lease, terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Contract to which any Company is a party; (vi) with respect to each Material Customer Contract, Material Supplier Contract and Company Lease, require any Seller Party to obtain any Consent under any such Contract to which any Company is a party; or (vii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any Contract to which any Company is a party or by which any Company or any Purchased Assets are subject or bound.

(c) Except as set forth on Schedule 3.3(c) of the Disclosure Letter, no Consent by, or any notification of, or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by any Seller Party of this Agreement or any of the other Operative Documents, or the consummation of the Transactions.

(d) Notwithstanding the foregoing, to the extent any representation and warranty under this Section 3.3 applies to a Member making the representation specifically on behalf of said Member, the representation and warranty shall be made by that Member on a several basis.

3.4. Securities and Ownership.

(a) Schedule 3.4(a) of the Disclosure Letter sets forth the number and classes of authorized membership interests or other securities in or of each Company and the owners of all such membership interests or other securities (of record and beneficially).

(b) Except as set forth on Schedule 3.4(b) of the Disclosure Letter, there are no outstanding (i) securities convertible into or exchangeable for any securities of any Company; (ii) subscriptions, options, “phantom” stock or stock appreciation rights, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) entitling any party to acquire or otherwise receive from any Company any securities or to receive or exercise any benefits or rights similar to any rights enjoyed by or inuring to the holder of membership interests or other securities in or of any Company; (iii) Contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any membership interests or other securities, or any subscriptions, options, warrants or similar rights in or of any Company or granting to any Person any right to participate in the equity or income of any Company.

3.5. Financial Statements; Books and Records.

(a) Schedule 3.5(a)-1 of the Disclosure Letter sets forth true and complete copies of the Financial Statements. Each of the Financial Statements are accurate and complete in all material respects and present fairly (i) the consolidated financial position of the Companies at the dates thereof and (ii) the consolidated results of operations of the Companies for the periods then ended, in each case in accordance with GAAP except as set forth on Schedule 3.5(a)-2 of the Disclosure Letter. Except as set forth on Schedule 3.5(a)-3 of the Disclosure Letter, all reserves established by the Companies are set forth in the Financial Statements and are adequate and there are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board that are not provided for in the balance sheets contained in the Financial Statements. To the knowledge of the Seller Parties, all projections, estimates, financial plans or budgets previously delivered to or made available to Buyer were based upon reasonable assumptions in light of all material facts and circumstances at the time made and were provided to Buyer in good faith.

(b) The Companies make and keep Books and Records that, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of their assets. The Financial Statements have been derived from and prepared in accordance with such Books and Records. The Companies maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with managements’ general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with managements’ general or specific authorization, and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. The Companies have provided to Buyer access to the Books and Records and to copies of all auditors’ reports, letters to management regarding accounting practices and systems of internal controls, and all responses to such letters from management for the past three (3) years.

3.6. Interests of Related Persons. No Member, officer, director, Relative, or Affiliate of any Member or any Company (collectively, the “Related Persons”):

(a) owns, directly or indirectly, any interest in any Person (other than the beneficial ownership for investment purposes of 2% or less of any class of equity securities of any Person that is registered under Section 12 of the Exchange Act) that is a competitor, supplier or customer of, or otherwise has a material business relationship with, any Company, or serves as an officer, member, stockholder, director, employee or consultant for any such Person;

(b) owns, in whole or in part, any Property or right of material significance, used, useful or held for use in connection with the business of any Company; or

(c) is a party to, or has any interest in, any Contract, commitment or transaction with any Company or affecting the business of any Company.

3.7. Absence of Undisclosed Liabilities; Indebtedness.

(a) Except as set forth on Schedule 3.7(a) of the Disclosure Letter, the Companies have no Liabilities except for (i) Liabilities included or reflected in the Financial Statements and adequately reserved against therein in accordance with GAAP except as set forth on Schedule 3.7(a)(i) of the Disclosure Letter, or (ii) Liabilities or performance obligations arising subsequent to the Balance Sheet Date in the Ordinary Course of Business (and not as a result of a breach or default by the Companies) out of or under Contracts, Leases, arrangements or commitments to which the Companies are a party. To the knowledge of the Seller Parties, there is no basis for the assertion against any Company of any Liability of any nature except for the Liabilities set forth in clause (i) and clause (ii) of the preceding sentence.

(b) Except as set forth on Schedule 3.7(b) of the Disclosure Letter, the Companies do not have any Indebtedness.

3.8. Absence of Certain Changes or Events. Except as explicitly contemplated by this Agreement, since December 31, 2016, the Business has been conducted only in the Ordinary Course of Business and there has not been any occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, since December 31, 2016, the Companies have not:

(a) suffered any Material Adverse Effect, and no fact or condition exists or, to the knowledge of the Seller Parties, is contemplated or threatened that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(b) suffered any material damage, destruction or casualty loss (whether or not covered by insurance) or condemnation, taking or other proceeding to any of their Properties;

(c) except as set forth on Schedule 3.8(c) of the Disclosure Letter and excluding Contracts with healthcare providers, entered into any employment or consulting Contract or commitment (whether oral or written) or compensation arrangement or Employee Benefit Plan, or changed or committed to change (including any change pursuant to any bonus, pension, profit-sharing or other plan, commitment, policy or arrangement) the compensation payable or to become payable to any of their Members, officers, directors, Employees, agents or consultants, or made any pension, retirement, profit-sharing, bonus or other employee welfare or benefit payment or contribution, or lost the employment, services or benefits of any of their officers or key Employees;

(d) made or proposed any change in any Organizational Documents of any Company;

(e) made, revoked or changed any Tax election, changed any Tax accounting period, changed or revoked any Tax accounting method, filed any amended Tax Return, entered into any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable Tax Law), settled or compromised any Tax claim, investigation, audit, controversy or assessment, surrendered any right to claim a refund of Taxes or consented to any extension or waiver of the limitation period applicable to any Tax claim, investigation, audit, controversy or assessment, in each case relating to any Company;

(f) changed any Company’s accounting policies or practices or received notice that any Company’s auditor has identified any adjustments that should be reflected on the Financial Statements or deficiencies in such Company’s systems of internal controls, except for the accrual for paid time off;

(g) incurred any Indebtedness or other Liability (whether known or unknown), except for liabilities reflected in the Financial Statements or incurred after December 31, 2016 in the Ordinary Course of Business (and not as a result of a breach or default by any Company) out of or under any Contracts, Leases, arrangements or commitments to which such Company is a party;

(h) paid, discharged or satisfied any Claim or Liability other than the payment, discharge or satisfaction of Liabilities incurred in the Ordinary Course of Business;

(i) (i) prepaid any Liability having a fixed maturity of more than ninety (90) days from the date such Liability was issued or incurred, or (ii) not paid when due, any account payable, or sought the extension of the payment date of any account payable past its due date;

(j) permitted or allowed any of their Property to be subjected to any Encumbrance, except for Permitted Encumbrances;

(k) written off as uncollectible any notes or accounts receivable;

(l) canceled any Indebtedness or waived any Claims or rights other than immaterial Indebtedness, Claims or rights in the Ordinary Course of Business;

(m) sold, leased, transferred, or otherwise disposed of any of their Properties, other than immaterial Properties for fair consideration in the Ordinary Course of Business;

(n) disposed of, abandoned or permitted to lapse any rights to the use of any Company Intellectual Property Rights, or disposed of or disclosed, or permitted to be disclosed (except as necessary in the conduct of its business), to any Person other than Representatives of Buyer, any Trade Secret or similar information not theretofore a matter of public knowledge;

(o) made any capital expenditures or commitments in excess of $50,000 in the aggregate for repairs or additions to property, plant, equipment or tangible capital assets, or delayed any capital expenditures outside of the Ordinary Course of Business;

(p) entered into, terminated or amended (or suffered the termination or amendment of), or received any notice of termination of, any material Contract or agreement;

(q) made any loan to, or entered into any other transaction with, any Related Person;

(r) entered into any Contract that limits or restricts any Company from engaging or competing in its Business or any other line of business or in any geographic area or location; or

(s) agreed, whether in writing or otherwise, to take any action described in this Section 3.8.

3.9. Taxes.

(a) All Tax Returns required to be filed by or with respect to the Companies have been duly, timely and properly filed when due (after any timely and properly filed extension) and all such Tax Returns are true, complete and accurate and disclose all Taxes required to be paid by or with respect to the Companies, and are otherwise in compliance with all applicable Tax Laws. All Taxes due and payable by or with respect to the Companies have been duly and timely paid. True, complete and correct copies of all of the Tax Returns relating to the Companies for the past three (3) fiscal years have been previously made available to Buyer. Schedule 3.9(a) of the Disclosure Letter contains a list of states, territories and jurisdictions (whether foreign or domestic) in which any Tax Returns relating to the operations of the Companies have been filed. The Companies do not file nor are required to file any Tax Returns in any jurisdiction other than those set forth on Schedule 3.9(a) of the Disclosure Letter.

(b) All amounts required to be withheld by or with respect to the Companies have been collected or withheld and either paid to the appropriate Governmental Entity or set aside and, to the extent required by Law, held in accounts for such purpose.

(c) Except as set forth on Schedule 3.9(c) of the Disclosure Letter and except for the IRS Payroll Tax Audit, (i) there currently are no (nor have there been within the last five (5) years any) pending or, to the knowledge of the Seller Parties, threatened Actions (including, without limitation, audit proceedings) by any applicable taxing authority for the assessment, collection, adjustment or deficiency of Taxes relating to the Companies, (ii) none of the Seller Parties has received any notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities for Taxes relating to the Companies, (iii) the Companies are not presently contesting any Tax Liability before any Governmental Entity and (iv) there are no outstanding requests for any Tax ruling from any Governmental Entity relating to the Companies, nor has such a Tax ruling ever been received. Except as set forth on Schedule 3.9(c) of the Disclosure Letter, no power of attorney has been executed by, or on behalf of, the Companies with respect to any matter relating to Taxes which is currently in force. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any assessment or audit of any Tax or Tax Return of any Companies for any period. All Tax Returns relating to the Companies have been submitted to the applicable taxing authority for the respective periods set forth on Schedule 3.9(c) Part II of the Disclosure Letter, and all deficiencies asserted as a result of such examinations (or as a result of any examination of the returns for earlier fiscal years) have been paid or finally settled, except for the IRS Payroll Tax Audit.

(d) The Companies (i) have not been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law) filing a consolidated federal income Tax Return or (ii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

(e) No Seller Party has taken any action that would have the effect of deferring any Tax liability relating to any Company with respect to the sales, income, business or operations of any Company from a Tax Period ending on or prior to the Closing to a Tax Period following the Closing.

(f) No material differences exist between the amounts of the book basis and the tax basis of assets that are not accounted for by an accrual on the books of the Companies for federal income tax purposes.

(g) The Companies have collected all sales, use and value added Taxes required to be collected, and have remitted such amounts to the appropriate Governmental Entity and have furnished properly completed exemption certificates for all exempt transactions.

(h) The Companies are not a party to, nor bound by, nor has any obligation to any Governmental Entity or other Person under, any Tax sharing, Tax indemnity or Tax allocation agreement or similar agreement or arrangement with respect to Taxes, other than under any arrangement entered into in the Ordinary Course of Business and not primarily related to Taxes.

(i) The Companies have not requested, nor are currently the beneficiary of, any extension of time within which to file any Tax Return. There are no Encumbrances for Taxes upon the Properties of any Company except for statutory Liens for current Taxes not yet due.

(j) The Companies will not be required to recognize for income tax purposes in a Tax Period following the Closing any amount of income or gain which it would have been required to recognize under the accrual method of accounting for tax purposes in a Tax Period ending on or prior to the Closing as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or any other method of accounting that defers the recognition of income or a change in method of accounting. The Companies are not required, nor have they requested, to make any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Law) by reason of a change in accounting method, and no Governmental Entity has initiated or proposed any such adjustment or change in accounting method.

(k) No Member is a “foreign person” as that term is used in the Treasury Regulation Section 1.1445-2.

(l) Each Person classified as an independent contractor by any Company is properly classified as such in accordance with Applicable Law. The Companies are in full compliance with all Applicable Laws with respect to their treatment of Persons classified as independent contractors.

(m) The Companies have complied with all applicable statutes and regulations relating to the reporting and paying over of unclaimed or abandoned funds and property.

(n) The Companies have not engaged in, or been a party to, a “reportable transaction” described in Treasury Regulation Section 1.6011-4. The Companies have disclosed on their U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code.

(o) Buyer will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax Period following the Closing as a result of any (i) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) with respect to any Company, (ii) installment sale or open transaction disposition made on or prior to the Closing Date by any Company, (iii) prepaid amount received on or prior to the Closing Date by any Company, (iv) closing agreement entered into by any Company on or prior to the Closing Date, or (v) any other action or activity undertaken by any Company on or prior to the Closing Date.

(p) The Companies are not, nor have they been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) The Companies have not distributed stock of another Person, nor had their stock distributed by another Person, in a transaction that was purported to be or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(r) Schedule 3.9(r) of the Disclosure Letter contains an accurate and complete description of the tax attributes of each Company, including basis in its Properties, current and accumulated earnings and profits, tax loss and credit carryovers, and tax elections made. No Company has any net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383 or 384.

(s) Any transactions among the Seller Parties, any Member or any of their respective Affiliates and any Person that is related to or under common control with any of the Seller Parties, any Member or any of their respective Affiliates within the meaning of Section 482 of the Code or any similar provision of state, local or foreign Tax Law, or any transactions between such related or commonly controlled Persons, have at all times been at arm’s length, and to the knowledge of the Seller Parties, otherwise satisfy the requirements of Section 482 of the Code or any similar provision of state, local or foreign Tax Law, as the case may be.

3.10. Personal Property; Owned and Leased Real Property.

(a) The Companies have good and freely transferable title to all the personal property and other assets (tangible and intangible) used in the Business, including, without limitation, those reflected in the Financial Statements at the Balance Sheet Date, free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances set forth on Schedule 3.10(a) of the Disclosure Letter. The Properties of the Companies are adequate in all material respects for the uses to which they are being put and constitute all those Properties reasonably necessary to operate the Business of the Companies as it is currently conducted and in accordance with recent historical practice.

(b) Schedule 3.10(b) of the Disclosure Letter lists and briefly describes all owned and leased personal property of the Companies having a value in excess of $10,000, and with respect to leased personal property, lists the Leases, subleases and agreements by which such leased personal property is used. The Companies have delivered to Buyer true, correct and complete copies of all of the Leases, subleases and agreements described on Schedule 3.10(b) of the Disclosure Letter (including any amendments thereto); assuming receipt of the Required Consents, each such Lease, sublease or agreement is legal, valid, binding, enforceable and in full force and effect, and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms after the Closing subject to applicable bankruptcy, insolvency, or similar laws relating to or affecting the rights of creditors generally, or by general equitable principles; and neither the Companies nor, to the knowledge of the Seller Parties, any other party to any such Lease, sublease or agreement is in material breach or default thereof. All owned and leased personal property listed on Schedule 3.10(b) of the Disclosure Letter is in good operating condition and repair (ordinary wear and tear excepted), is adequate for the uses to which it is being put and constitutes all those reasonably necessary to operate the Business of the Companies as it is currently conducted and in accordance with recent historical practice, and are located on Real Property leased by the Companies.

(c) Schedule 3.10(c) of the Disclosure Letter contains a complete and correct list of all Real Property owned by the Companies as well as a list of any Contracts or options to acquire, transfer or convey any Real Property. The Companies have good and marketable fee title to all such owned Real Property and all Improvements thereon, free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances set forth on Schedule 3.10(c) of the Disclosure Letter, which Encumbrances do not, individually or in the aggregate, materially and adversely affect or interfere with the value, use or operation of the Companies’ Business or such owned Real Property.

(d) Schedule 3.10(d) of the Disclosure Letter lists and briefly describes all leased Real Property that is used, occupied, managed or operated by the Companies. Schedule 3.10(d) of the Disclosure Letter lists the Leases, subleases or other agreements by which such property is used, occupied, managed or operated (the “Company Leases”). (i) The Company Leases constitute all of the Leases, subleases and agreements under which the Companies hold any interest in any real property; (ii) the Companies have delivered to Buyer true, correct and complete copies of all of the Company Leases (including any amendments thereto); (iii) each such Contract is legal, valid, binding, enforceable and in full force and effect, and assuming receipt of the Required Consents, will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms after the Closing subject to applicable bankruptcy, insolvency, or similar laws relating to or affecting the rights of creditors generally, or by general equitable principles; (iv) no Company nor, to the knowledge of the Seller Parties, any other party to any Company Lease is (or is alleged to be) in material breach or default thereof and none of the Company Leases are subject to any disputes of which any Company has received notice; (v) the Seller Parties have not received notice that (A) a security deposit or portion thereof deposited with respect to a Company Lease has been applied in respect of a breach or default under such Company Lease or (B) any party is attempting to amend any of the Company Leases; and (vi) no event has occurred that constitutes or, with the passing of time or giving of notice, or both, would constitute, a default under any Company Lease. All work required to be done by the Companies as a tenant on the Real Property leased by the Companies have been duly performed, except for repairs in the Ordinary Course of Business which could not reasonably be expected to, individually or in the aggregate, materially increase the cost of operation of such Real Property or constitute a default under the applicable Company Lease.

(e) None of the Company Real Property is subject to any rights of way, use restrictions, easements, reservations or limitations that would reasonably be expected to restrict Buyer or the Companies from conducting the Business after the Closing or materially increase the cost of operation of such Real Property. Neither the whole nor any portion of any of the Company Real Property is subject to any governmental decree or Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Seller Parties, has any such condemnation, expropriation or taking been threatened.

(f) To the knowledge of the Seller Parties, all physical Properties of the Companies and each building, improvement, fixture, structure, facility or equipment located on the Company Real Property, and all components thereof (collectively, the “Improvements”) are structurally sound with no material defects and are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put and constitute all those reasonably necessary to operate the Business of the Companies as it is currently conducted and in accordance with recent historical practice. There are no facts or conditions which would reasonably be expected to interfere in any material respect with the use or occupancy of the Improvements or with the continued operation of the Business of the Companies as currently conducted, nor that require repair, alteration or correction (other than as a result of ordinary wear and tear), in each case that would become the obligation of Buyer.

(g) The Companies enjoy peaceful possession of all Company Real Property. All of such Company Real Property and each Improvement are in compliance in all material respects with any applicable deed restrictions or covenants and all building, zoning, subdivision, health, safety or other Applicable Law, and the Companies have not received notification of any alleged violation thereof. To the knowledge of the Seller Parties, there are no facts or circumstances that could form the basis of any such notification.

(h) All roads bounding each parcel of Company Real Property are public roads, and the Companies have full access to and the right of ingress and egress over, to and from such roads and the right to use such roads freely as well as all right to use such roads appurtenant to each parcel of such property.

(i) No Company is a landlord, sublandlord or licensor.

(j) (i) There are no deferred real or personal property Taxes or assessments with respect to the Company Real Property that may or will become due and payable as a result of the consummation of the Transactions and (ii) there are no Tax abatements or exemptions specifically affecting any Company Real Property, and no Company has received any notice of any proposed increase in the assessed valuation of any Company Real Property or of any proposed public improvement assessments. The Companies have delivered to Buyer a true and correct copy of the most recent Tax bills for each Company Real Property asset. No Company Real Property asset is comprised of a Tax lot that also encompasses property that is not such Real Property.

(k) Schedule 3.10(k) of the Disclosure Letter sets forth a list of all Permits that are required for the operation of the Company Real Property (the “Real Property Permits”). No Company is in material default or violation, and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation of any Real Property Permit and, to the knowledge of the Seller Parties, there is no condition or circumstances that could form the basis for any such default or violation. There is no Action pending or, to the knowledge of the Seller Parties, threatened, relating to the suspension, revocation, or modification or nonrenewal of any of the Real Property Permits. None of the Real Property Permits will be impaired or in any material way affected by the consummation of the Transactions.

3.11. Intellectual Property.

(a) Each Company is the exclusive owner (or licensee with respect to subsection (i)) of record of all right, title and interest in and to each of the following that are being used in its business as currently conducted, and/or have been or are being developed or acquired for potential use in its business:

(i) all computer programs and databases and their associated system and user documentation, excluding off-the-shelf software (collectively, the “Company Software Products”) set forth on Schedule 3.11(a)(i) of the Disclosure Letter;

(ii) all copyright registrations and copyright applications for registration set forth on Schedule 3.11(a)(ii) of the Disclosure Letter;

(iii) all patents and patent applications set forth on Schedule 3.11(a)(iii) of the Disclosure Letter;

(iv) all trademark, service mark and trade name registrations and applications for registration in federal, state or foreign jurisdictions set forth on Schedule 3.11(a)(iv) of the Disclosure Letter (collectively the “Marks”); and

(v) all Trade Secrets and other proprietary rights of such Company necessary to operate the Business as it is currently conducted.

The items referred to in this Section 3.11(a) are herein referred to collectively as the “Company Intellectual Property Rights.”

(b) Schedule 3.11(b) of the Disclosure Letter sets forth a list of all licenses and similar agreements between each Company and third parties, under which such Company is granted rights to the use, reproduction, distribution, manufacture, sale or licensing of items embodying the patent, copyright, Trade Secret, trademark or other proprietary rights of such third parties (collectively, the “Company License Rights”). Subject to any Required Consents, the Companies are not, and will not be as a result of the execution and delivery of this Agreement or any Operative Document or the consummation of the Transactions, in violation of or lose any rights pursuant to any license and similar agreements described in Schedule 3.11(b) of the Disclosure Letter. Except as provided in the agreements relating to the Company License Rights, no Person is entitled to any royalty, fee and/or other payment or other consideration of whatever nature with respect to the Company License Rights or Company Intellectual Property Rights. The Company License Rights and the Company Intellectual Property Rights are sometimes collectively referred to as the “Company Rights.” The Company Rights constitute all such rights necessary to operate the business of the Companies as it is currently conducted.

(c) Schedule 3.11(c) of the Disclosure Letter sets forth a list of all Contracts under which the Companies have granted any rights of whatever nature to third parties of, to or under the Company Rights. All such rights granted have been and are non-exclusive. True, correct and complete copies of all such Contracts have been delivered to Buyer.

(d) No Claims with respect to the Company Rights have been asserted or, to the knowledge of the Seller Parties, are threatened by any Person, nor do the Seller Parties know of any valid grounds for any bona fide Claims against the use by any Company of any Company Rights. To the knowledge of the Seller Parties, as of the date hereof, there has not been and there is not any infringement, misappropriation or any other unauthorized use of any of the Company Rights by any third party, Employee, consultant or former Employee or consultant of any Company.

(e) The following are all valid, enforceable and subsisting: (i) all granted and issued patents listed in Schedule 3.11(a)(iii) of the Disclosure Letter; (ii) all Marks, and all registrations of Marks as described in subparagraph (iv) of Section 3.11(a); (iii) all copyrights and copyright registrations as described in subparagraph (ii) of Section 3.11(a); and (iv) to the knowledge of the Seller Parties, all Trade Secrets and other proprietary rights as described in subparagraph (v) of Section 3.11(a).

(f) The Companies have not, by reason of its use, license, sale or other distribution of the Company Rights or otherwise, been alleged to have infringed upon, violated, misappropriated or misused any Intellectual Property right or other proprietary right (including, without limitation, any patent right, copyright, trade name or Trade Secret) of any third party.

(g) No Company Rights are subject to any Order, settlement or co-existence agreement, covenant not to sue, non-assertion assurance or release restricting in any manner the use, licensing, transfer or enforcement thereof by any Company. The Companies have not entered into any Contract to indemnify and/or hold harmless any other Person from or against any cause of action, charge or other claim of infringement of any third party Intellectual Property rights. The Companies have not entered into any Contract granting any third party the right to bring infringement Actions, or otherwise to enforce rights with respect to any Company Intellectual Property Rights or with respect to any Company License Rights. The Companies have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Company Intellectual Property Rights.

(h) The Companies have taken all reasonable measures to maintain and protect the proprietary nature of all Intellectual Property owned by the Companies, including the signing by all Persons hired by the Companies of nondisclosure, non-competition and non-solicitation agreements, and the signing by all third parties with disclosure to or access to know-how or trade secret information of valid and binding nondisclosure agreements. The Companies have secured valid and binding written assignments from all consultants, contractors and Employees and all other Persons who contributed to the creation or development of any Intellectual Property by or on behalf of any Company or any of all rights to such Intellectual Property that any Company does not already own by operation of law.

3.12. Accounts Receivable. All of the accounts, notes and other receivables of the Companies represent sales actually made in the Ordinary Course of Business for goods or services delivered or rendered in bona fide arm’s length transactions, constitute only valid, undisputed claims, and have not been extended or rolled over in order to make them current and will be collected at their recorded amounts net of reserves for non-collectability reflected on the Financial Statements in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures with consistent classifications that were used in the preparation of the Financial Statements for the year ended December 31, 2016, as if such accounts were being prepared as of a fiscal year end and determined in accordance with GAAP. No such account, note or other receivable has been assigned or pledged to any Person or, to the knowledge of the Seller Parties, is subject to counterclaims or set-offs or any other defenses.

3.13. Contracts and Commitments.

(a) Schedule 3.13 of the Disclosure Letter contains a complete and accurate list of the following Company Contracts, and the Companies have delivered to Buyer true, correct and complete copies of all such Company Contracts:

(i) each Company Contract relating to Material Customers (the “Material Customer Contracts”) except that (A) with respect to Material Customer Contracts with MSP and VMS customers, Schedule 3.13(a)(i) of the Disclosure Letter need only set forth the Material Customer’s name and a list of the hospitals or other healthcare facilities to which services are being provided by the Companies through such Material Customer and (B) with respect to the Material Customer Contracts referenced in clause (A) above, the Companies have delivered to Buyer true, complete and correct copies of each subcontractor agreement with respect to the applicable Material Customer;

(ii) each Company Contract relating to Material Suppliers, excluding Contracts with healthcare providers (the “Material Supplier Contracts”);

(iii) each Company Contract or bid either (A) anticipated to result in any loss to any Company upon completion or performance thereof, or (B) that is at prices materially above or below the usual prices of any Company for the same or similar products or services;

(iv) each Lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Company Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any Company Real Property;

(v) each Material Customer Contract and Material Supplier Contract containing covenants that purport to restrict the business activity of any Company or limit the freedom of any Company to engage in any line of business or to compete with any Person;

(vi) each partnership, joint venture or strategic alliance agreement between the Companies and a third party, whether or not a separate legal entity is created thereby;

(vii) each Company Contract with an Employee, independent contractor or consultant of any Company that has aggregate payments in excess of $25,000 annually and each Contract for severance, deferred compensation or Employee Benefit Plans, excluding Contracts with healthcare providers;

(viii) each collective bargaining agreement or union agreement, with respect to Employees;

(ix) each Company Contract which is a small business set aside;

(x) each bonus, profit sharing, retirement or other form of deferred compensation plan of any Company;

(xi) each equity purchase, option or similar plan;

(xii) each Contract pertaining to any Company Rights (other than off the shelf software);

(xiii) each Company Contract relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the Properties of any Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(xiv) each Company Contract relating to the lease or similar arrangement of any machinery, equipment, motor vehicles, furniture, fixture or similar property of an amount or value in excess of $50,000;

(xv) each Company Contract to which any Governmental Entity is a party;

(xvi) each Company Contract containing a power of attorney or relating to any obligations or Liabilities as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person, except in the Ordinary Course of Business;

(xvii) each Company Contract relating to the sale or other disposition of any Property or other rights of any Company, other than in the Ordinary Course of Business;

(xviii) each Company Contract pursuant to which any Company is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets or stock of other Persons;

(xix) each Company Contract of surety or indemnification, direct or indirect, by any Company, except in the Ordinary Course of Business;

(xx) each Company Contract that provides for contingent payments or earn-outs;

(xxi) each Material Customer Contract and Material Supplier Contract that provides for termination, acceleration or other similar rights with respect to any direct or indirect change of control of any Company;

(xxii) each Company Contract with a Related Person;

(xxiii) each Company Contract that involves any outstanding loan or advance in excess of $25,000 to any Person; and

(xxiv) each other Company Contract not made in the Ordinary Course of Business.

(b) The Companies are not in breach or default in any material respect, and to the knowledge of Seller Parties, there is no basis for any valid claim of breach or default in any material respect under any Company Contract, and there exists no event or condition which (whether with or without notice, lapse of time, or both) would constitute a default thereunder, give rise to a right to accelerate, modify or terminate any provision thereof or give rise to any Encumbrance on any Company’s Properties or a right to any additional payments; and to the knowledge of the Seller Parties, no other party to any such Company Contract is in breach or default thereof in any material respect.

(c) Each Company Contract referred to in Schedule 3.13 of the Disclosure Letter is valid and in full force and effect and constitutes a legal, valid and binding obligation of the Companies party thereto and, to the knowledge of the Seller Parties, the other parties thereto. Assuming receipt of the Required Consents, each such Company Contract is enforceable in accordance with its terms, and will continue to be valid and in full force and effect after the Closing Date except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by general equitable principles.

3.14. Customers, Suppliers and Subcontractors.

(a) Schedule 3.14(a) of the Disclosure Letter sets forth lists of (i) the 25 largest customers of the Companies, in order of dollar volume during the year ended December 31, 2016 and (ii) the 25 largest customers of the Companies, in order of dollar volume during the four-month period ended April 30, 2017 (the customers set forth on (i) and (ii) are collectively referred to as the “Material Customers”), showing total purchases in dollars from each such customer during each such period.

(b) Schedule 3.14(b) of the Disclosure Letter sets forth lists of (i) the suppliers of the Companies with Contracts involving payments in excess of $10,000 annually, excluding Contracts with healthcare providers, in order of dollar volume of purchases during the year ended December 31, 2016 and (ii) the suppliers of the Companies with Contracts involving payments in excess of $10,000 annually, excluding Contracts with healthcare providers and housing providers for nurses, in order of dollar volume of purchases during the four-month period ended April 30, 2017 (the suppliers set forth on (i) and (ii) are collectively referred to as the “Material Suppliers”), showing total purchases in dollars from each such supplier during each such period.

(c) To the knowledge of the Seller Parties, there has not been any material adverse change and there are no facts to indicate that any material adverse change may reasonably be expected to occur in the business relationship of any Company with any Material Customer or Material Supplier.

(d) The Companies are not engaged in any material disputes with any Material Customer or Material Supplier and, to the knowledge of the Seller Parties, no Material Customer or Material Supplier intends to materially and adversely modify its relationship with any Company. In addition, to the knowledge of the Seller Parties, no Material Customer or group of Material Customers is materially dissatisfied with any Company’s services. During the two-year period prior to the date hereof, no Company has granted any rebate to any Material Customer.

3.15. Insurance.

(a) The Companies have delivered to Buyer true and complete copies of all policies of insurance set forth on Schedule 3.15(b) of the Disclosure Letter.

(b) Schedule 3.15(b) of the Disclosure Letter contains a true and complete list and/or description of:

(i) any self-insurance or co-insurance arrangement by or affecting the Company, including any reserves established thereunder;

(ii) all insurance policies (including, but not limited to, liability, property and casualty, workers compensation, directors and officers liability, surety bonds, key man or corporate owned life insurance, vehicular and other insurance policies and contracts) covering the Companies or otherwise held by or on behalf of them, or any aspect of their business or Properties (which, for the avoidance of doubt, includes insurance policies as to which the Company is an additional insured), indicating the type of coverage, name of insured, the insurer, the amount of coverage, the deductibles, the premium, the expiration date, whether such policies may be terminated upon consummation of the Transactions and other material terms thereof;

(iii) any Contract, other than a policy of insurance, for the transfer or sharing of any risk by any Company; and

(iv) all obligations of the Companies to third parties with respect to insurance (including such obligations under Leases and service agreements) and identifies the policy under which such coverage is provided (which, for the avoidance of doubt, includes any obligation that the Companies be an additional insured under any insurance policy of any subcontractor).

(c) Except as set forth on Schedule 3.15(c) of the Disclosure Letter, there are no pending claims under any of the foregoing. To the knowledge of the Seller Parties, there is no valid reason why any of such insurance policies will be terminated, suspended, modified or amended, or not renewed on substantially identical terms (including, without limitation, premium costs other than with respect to standard premium increases imposed by insurance carriers), will require alteration in any material respect of any equipment or any improvements to any of the Company Real Property, or the purchase of additional equipment, or the modification in any material respect of any of the principal methods of doing business, or will require a retroactive material upward adjustment in premiums. Schedule 3.15(c) of the Disclosure Letter also identifies the workers’ compensation and unemployment insurance ratings of each Company with respect to its Employees. The Companies are not and, to the knowledge of the Seller Parties, no other party to any such insurance policy is in material default with respect thereto, nor does any condition exist that with notice or lapse of time or both would constitute such a material default by any party thereunder. The Companies have not failed to give any notice or present any claim under any such insurance policy in due or timely fashion or as required thereby in a manner which may reasonably be expected to jeopardize full recovery thereunder. All such insurance policies provide coverage in amounts and upon terms as are required by Applicable Law and that are, to the knowledge of Seller Parties, reasonable and adequate for Persons having similar businesses, operations and Properties as the Companies. The reserves set forth on the consolidated balance sheet of the Companies as of the Balance Sheet Date are adequate and will be adequate to cover all reasonably anticipated Liabilities with respect to any self insurance or co insurance programs by or affecting the Companies.

3.16. Litigation. Except as set forth on Schedule 3.16 of the Disclosure Letter, there has not been in the five (5) years prior to the date hereof, nor is there currently, any Action of any kind or nature whatsoever, by or before any Governmental Entity pending or, to the knowledge of the Seller Parties, threatened against or involving either (i) the Companies or their Business, assets, Properties, Members, officers or directors, in their respective capacities as such or (ii) the Companies that questions or challenges any action taken or to be taken by any Company pursuant to this Agreement or in connection with the Transactions or which could reasonably be expected to adversely affect the consummation of the Transactions. To the knowledge of the Seller Parties, there is no valid basis for any such Action. In the five (5) years prior to the date hereof, the Companies have not been nor are they subject to any judgment, Order, decree or legal requirement which involves more than $50,000. The Companies have delivered to Buyer accurate and complete copies of all documentation relating to any of the foregoing.

3.17. Compliance with Law; Necessary Authorizations.

(a) Except as set forth on Schedule 3.17 of the Disclosure Letter, the Companies are duly complying and have duly complied, in the five (5) years prior to the date hereof in all material respects, with all Applicable Laws and Permits, in respect of their Business, operations and Properties including, without limitation, Health Care Laws and Practices and Health Care Permits. To the knowledge of the Seller Parties, there is no present or past (during the last five (5) years) failure to comply or past (during the last five (5) years) or present events, activities or practices of any Company which interfere (or interfered) with or prevent (or prevented within the last five (5) years) continued compliance, in any material respect, with any Laws, or otherwise form the basis of any Action. To the knowledge of the Seller Parties, no Seller Party is the subject of any investigation by any Governmental Entity relating to the Business of the Companies.

(b) Schedule 3.17(b) of the Disclosure Letter contains a complete listing and summary description of all Permits held by each Company including, without limitation, all Health Care Permits. Each Company holds all of the Permits that are necessary to own and operate such Company’s business as presently conducted, and each such Permit is, and after the Closing will be, in full force and effect assuming receipt of the Required Consents. Each Company is in material compliance with the terms and conditions of the Permits set forth on Schedule 3.17(b) of the Disclosure Letter, and no Seller Party has received any notices that any Company is in material violation of any of the terms or conditions of such Permits. There are no proceedings pending or, to the knowledge of the Seller Parties, threatened, which would reasonably be expected to result in the revocation, cancellation, suspension or modification of the Permits set forth on Schedule 3.17(b) of the Disclosure Letter, and to the knowledge of the Seller Parties, there is no basis therefor; and the consummation of the Transactions will not result in any such revocation, cancellation, suspension or modification nor require any Company or Buyer to make any filing or take any action in order to maintain the validity of any item listed on Schedule 3.17(b) of the Disclosure Letter.

3.18. Environmental Matters.

(a) All of the operations of the Companies and the use of their Properties comply and have at all times complied, in all material respects, with all applicable Environmental Laws, and the Companies are not subject to any Environmental Liabilities. To the knowledge of the Seller Parties, neither the Companies, nor any other Person, has engaged in, authorized, allowed or suffered any operations or activities upon any of the Company Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, emission, dumping, disposal or transportation of any Hazardous Substances at, on or under the Company Real Property, except in compliance with all applicable Environmental Laws.

(b) To the knowledge of the Seller Parties, none of the Company Real Property or any other Properties of the Companies contain any Hazardous Substances in, on, over, under or at such Property in concentrations or amounts which would violate Environmental Laws or impose liability or obligations on the present owner, manager, or operator of such Property under the Environmental Laws for any assessment, investigation, corrective action, remediation or monitoring of Hazardous Substances. No Seller Party has received any notice, whether oral or written, from any Governmental Entity or third party of any actual or threatened Environmental Liabilities with respect to the Company Real Property or any other Properties of the Companies.

(c) To the knowledge of the Seller Parties, there are no underground storage tanks or Hazardous Substances (other than unregulated quantities of Hazardous Substances stored and maintained in accordance and compliance with all applicable Environmental Laws for use in the Ordinary Course of Business) in, on, over, under or at any presently owned, managed or operated on the Company Real Property.

(d) To the knowledge of the Seller Parties, there are no conditions existing at any Company Real Property or with respect to any other Properties of the Companies that require, or which with the giving of notice or the passage of time or both may require monitoring, assessment, investigation, remedial or corrective action, or removal or closure pursuant to the Environmental Laws.

(e) The Companies have provided to Buyer any and all environmental reports, assessments, audits, studies, investigations, data and other written environmental information in its custody, possession or control concerning the Company Real Property.

(f) The Companies have not received any notice or claim (whether written or oral) to the effect that any Company is or may be liable to any Governmental Entity or any other Person as a result of the Release or threatened Release of a Hazardous Substance or any other violation of any Environmental Law, and, to the knowledge of the Seller Parties, there are no existing or prior facts, circumstances or conditions that could form the basis for such a notice or claim. “Release” means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or real property or other property, whether owned or leased.

(g) To the knowledge of the Seller Parties, neither the Companies nor any of their Affiliates has, either contractually or by operation of law, assumed, undertaken or otherwise become subject to any pending or unresolved Environmental Liability.

3.19. Employees; Labor Matters.

(a) Schedule 3.19(a) of the Disclosure Letter contains a complete and accurate list of the following information for each corporate Employee, excluding healthcare providers (the “Key Employees”), including each Key Employee on leave of absence or layoff status: name; job title; current compensation paid or payable (including any bonuses) and any change in compensation since January 1, 2017; and, on a cumulative basis for all such Employees, vacation accrued.

(b) To the knowledge of the Seller Parties, no Employee or manager of any Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Employee or manager and any other Person that in any way would be reasonably expected to adversely affect (i) the performance of his or her duties as an Employee or manager of any Company, or (ii) the ability of any Company to conduct its Business.

(c) The Companies have not been nor are they a party to any union or collective bargaining or other labor Contract. Except as set forth on Schedule 3.16 of the Disclosure Letter, since January 1, 2015, there has not been, there is not presently pending or existing and, to knowledge of the Seller Parties, there is not threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, or (ii) any proceeding, charge or claims against or affecting, or investigations of, any Company relating to the alleged violation of any legal requirement pertaining to labor relations, unfair labor practices, or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration or any comparable Governmental Entity, organizational activity, or other labor or employment dispute against or affecting the Companies, or (iii) any union or other collective bargaining units certified or recognized by any Company as representing any of its Employees or union organizing efforts or representation questions with respect to any of the Employees (including any application for certification of a collective bargaining agent).

(d) To the knowledge of the Seller Parties, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any labor dispute. There is no lock-out of any Employees by any Company, and no such action is contemplated by any Company. Except as set forth on Schedule 3.16 of the Disclosure Letter, the Companies have complied in all material respects with all Applicable Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing; and the Companies are not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Applicable Laws.

(e) Without limiting the foregoing, all current Employees are, and all former Employees whose employment terminated, voluntarily or involuntarily, within three (3) years prior to the date of this Agreement, were, legally authorized to work in the United States. The Companies have completed and retained the necessary employment verification paperwork under IRCA for Employees hired prior to the date of this Agreement, and the Companies have complied with anti-discrimination provisions of IRCA. Further, at all times prior to the date of this Agreement, the Companies were in material compliance with both the employment verification provisions (including without limitation the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

(f) Except as set forth on Schedule 3.19(f) of the Disclosure Letter, there are no worker’s compensation claims pending against any Company, and the Seller Parties are not aware of any reasonable basis for any such claim.

(g) The Companies have not received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to any Company or any Employees, and, to the knowledge of the Seller Parties, no such investigation is threatened or in progress. Except as set forth on Schedule 3.16 of the Disclosure Letter, no complaints, lawsuits or other proceedings are pending or, to the knowledge of the Seller Parties, threatened in any forum by or on behalf of any present or former Employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract for employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with any employment relationship.

3.20. Employee Benefit Plans.

(a) Except as set forth on Schedule 3.20(a) of the Disclosure Letter, there are no Plans. No Plan is maintained outside the jurisdiction of the United States. With respect to each Plan, as applicable, accurate and complete (i) copies of each written Plan (including all amendments thereto), (ii) written descriptions of each oral Plan, (iii) copies of related trust or funding agreements, (iv) the most recent summary plan descriptions and summaries of material modifications thereto, (v) copies of the most recent annual reports, (vi) copies of testing results, if applicable, for the last three (3) years, and (vii) copies of the most recent determination letter from the IRS for each Plan intended to qualify under Code Section 401(a) have been heretofore delivered to Buyer.

(b) Neither the Companies nor their ERISA Affiliates nor any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability related to any Employee Benefit Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA), which is subject to Sections 4063, 4064 or 4069 of ERISA.

(c) The Companies and their ERISA Affiliates, and each Plan (within the meaning of Section 3(16) of ERISA) that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) within the previous three (3) years providing benefits to Employees, has complied in all material respects with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA or similar state statute.

(d) With respect to each of the Plans set forth on Schedule 3.20(a) of the Disclosure Letter:

(i) each Plan intended to qualify under Section 401(a) of the Code has received a favorable opinion or advisory letter from the IRS upon which the Companies may rely as to its qualified status pursuant to IRS pronouncements and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred (since the date of the determination letter) or, to the knowledge of the Seller Parties, is expected to occur through the date of the Closing (including, without limitation, the Transactions) that caused or reasonably could cause the loss of such qualification or exemption or the imposition of any material penalty or tax liability;

(ii) all payments required or recommended by any Plan, any Contract, or by Law (including, without limitation, all contributions, insurance premiums, distributions, reimbursements, or intercompany charges) with respect to all periods through the date of the Closing shall have been made prior to the Closing (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by the Companies, by full accruals as if all targets required by such Plan had been or will be met at maximum levels on its financial statements;

(iii) with respect to each Plan that is funded mostly or partially through an insurance policy, to the knowledge of the Seller Parties, neither the Companies nor any ERISA Affiliate has any Liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Closing Date;

(iv) no Claim, lawsuit, arbitration or other Action has been threatened, asserted, instituted, or anticipated against such Plan (other than non-material routine Claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, the Companies, any ERISA Affiliate (to the extent it could result in liability to any Company), any stockholder, member, manager, director, officer, or employee thereof, or any of the assets of any trust of such Plan;

(v) such Plan complies, in all material respects, in form and has been maintained, funded and operated in all material respects in accordance with its terms and Applicable Law, including, without limitation, ERISA and the Code;

(vi) no “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to such Plan (and the consummation of the Transactions will not constitute or directly or indirectly result in such a “prohibited transaction”); and

(vii) except for the pending audit of the Companies’ 401(k) Plan, no Plan is or is expected to be under audit or investigation by the IRS, Department of Labor, or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.

(e) Except as set forth on Schedule 3.20(e) of the Disclosure Letter, the consummation of the Transactions (alone or in connection with any subsequent event, including a termination of employment) will not give rise to any Liability, including, without limitation, Liability for severance pay, unemployment compensation, termination pay, or withdrawal Liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Employee, Member or manager (whether current, former, or retired) or their beneficiaries solely by reason of such Transactions or by reason of a termination following such Transactions. No amounts payable under any Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(f) Neither the Companies nor any ERISA Affiliate maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retired Employee or terminated Employee.

(g) Neither the Companies nor any ERISA Affiliate nor any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement for Employees, or to modify or change any existing Plan.

(h) Except as set forth on Schedule 3.20(h) of the Disclosure Letter, neither the Companies nor any ERISA Affiliate has any unfunded liabilities pursuant to any Plan that is not intended to be qualified under Section 401(a) of the Code and that is an “employee pension benefit plan” (as defined under ERISA), a nonqualified deferred compensation plan or an excess benefit plan. Each Plan that is a “nonqualified deferred compensation Plan” subject to Section 409A of the Code has been operated in a good faith effort to comply with Section 409A of the Code and IRS guidance provided thereunder.

(i) No event, condition, or circumstance exists that would prevent the amendment or termination of any Plan.

(j) The Companies have complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or any state Law counterpart; and neither the Companies nor any of their ERISA Affiliates has any obligations under any Employee Benefit Plan, or otherwise, to provide post-termination health or welfare benefits of any kind to any current or former employees (or any of their dependents) of any Company or any other Person, except as specifically required under COBRA or any state law counterpart.

(k) Each individual classified as an independent contractor by the Companies is properly classified as such in accordance with Applicable Law. The Companies are in full compliance with all Applicable Laws with respect to its treatment of individuals classified as independent contractors, including for Tax withholding purposes and Plan purposes.

3.21. Business Generally. No events or transactions have occurred which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or which would or could be expected to prevent or impair Buyer, after the Closing Date, from carrying on the Business in the same manner as it is presently being conducted.

3.22. Questionable Payments. Neither the Companies nor any Member, manager, officer, agent, Employee, or any other Person acting on behalf of the Companies has, directly or indirectly, used any Companies funds for unlawful contributions, gifts, entertainment, or other unlawful expenses; made any unlawful payment to government officials or employees or to political parties or campaigns; established or maintained any unlawful fund of corporate monies or other assets; made or received any bribe, or any unlawful rebate, payoff, influence payment, kickback or other payment; or made any bribe, kickback, or other payment of a similar or comparable nature, to any governmental or non-governmental Person, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business or for special concessions secured.

3.23. Brokers; Finders. Except as set forth on Schedule 3.23 of the Disclosure Letter, neither the Companies nor any of their Members, managers or officers, has taken any action that, directly or indirectly, would obligate Buyer or the Business to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the Transactions. For the avoidance of doubt, all fees, commissions and expenses payable with respect to the items listed on Schedule 3.23 of the Disclosure Letter shall, as between Buyer and the Seller Parties, be the sole responsibility of the Seller Parties.

3.24. Bank Accounts. Schedule 3.24 of the Disclosure Letter contains a true and complete list of (i) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Companies have an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (ii) a true and complete list and description of each such account, box and relationship and (iii) the name of every Person authorized to draw thereon or having access thereto.

3.25. Disclosure. No representation, warranty or statement by the Seller Parties in this Agreement or any other Operative Document or any certificates delivered by or on behalf of the Seller Parties hereunder contains any untrue statement of material fact or, to the knowledge of the Seller Parties, omits to state a material fact required to be stated therein or necessary to make the statements contained therein in light of the circumstances under which they were made, not false or misleading. All copies of Contracts set forth on the Disclosure Letter made available to Buyer or any of its Representatives pursuant hereto are complete and accurate in all material respects.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants as follows:

4.1. Organization and Qualification. Buyer is duly organized, validly existing and in good standing in the State of Delaware with full corporate power and authority to operate its business as presently conducted.

4.2. Authority; No Breach.

(a) Buyer has all requisite power and authority to execute and deliver this Agreement and to perform, carry out and consummate the Transactions. The execution, delivery and performance of this Agreement and the other Operative Documents have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the other Operative Documents has been duly executed and delivered by Buyer and constitutes its legal, valid and binding obligation, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(b) Neither the execution and delivery of this Agreement or the other Operative Documents by Buyer nor the consummation of the Transactions, nor the full performance by Buyer of its obligations hereunder do or will conflict with, violate, or result in a breach of any provision of its Organizational Documents or conflict with, violate, result in a breach of or constitute a default under any writ, injunction, statute, Law, ordinance, rule, regulation, judgment, award, decree, Order, or process of any Governmental Entity.

4.3. Certain Proceedings. There is no Action by or before any court or Governmental Entity pending against or otherwise involving Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To Buyer’s knowledge, no such Action has been threatened.

4.4. Brokers; Finders. Neither Buyer nor any of its Affiliates has taken any action that, directly or indirectly, would obligate any Seller Parties to pay a fee to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the Transactions.

4.5. Litigation. There is not any Action of any kind or nature whatsoever, by or before any Governmental Entity pending or, to the knowledge of Buyer, threatened against or involving Buyer that questions or challenges any action taken or to be taken by Buyer pursuant to this Agreement or in connection with the Transactions or which could reasonably be expected to adversely affect the consummation of the Transactions. To the knowledge of Buyer, there is no valid basis for any such Action.

ARTICLE V
COVENANTS

5.1. Conduct of Business of Companies. From the date hereof until the Closing Date, except as contemplated by this Agreement or expressly consented to by an instrument in writing signed by Buyer, the Seller Parties will cause the Companies to:

(a) conduct their business and operations only in the Ordinary Course of Business;

(b) not sell, assign, lease or transfer any of their Properties other than in the Ordinary Course of Business;

(c) not permit any securities of the Companies to be sold, redeemed or transferred;

(d) not permit any of their Properties or securities to become subject to any Encumbrance;

(e) not issue any additional securities or participate in any merger or plan of equity split, exchange or recapitalization;

(f) not modify or terminate any Contract, instrument, license or Permit relating to their Business, customers or creditors, other than in the Ordinary Course of Business;

(g) not hire any Employees for an annual salary over $50,000 or, other than in the Ordinary Course of Business, terminate any of their Employees;

(h) not grant any increase in the rate or terms of any Employee Benefit Plan payment or arrangement or Employee compensation;

(i) not lend any funds, extend any credit or grant any discounts to any Person, except for advancement of housing costs to nurses in the Ordinary Course of Business to be repaid via payroll deductions.

(j) not engage in any transaction with any Related Person;

(k) not enter into any Contract or make or in any way commit to any capital expenditure, in each case for an amount greater than $50,000;

(l) pay when due all accounts payable;

(m) not (i) make, revoke or change any Tax election, (ii) change any Tax accounting period, (iii) change or revoke any Tax accounting method, (iv) file any amended Tax Return, (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable Tax Law), (vi) settle or compromise any Tax Claim, investigation, audit, controversy or assessment involving a claim in excess of $25,000 without prior written notice to Buyer; provided that RN may settle the IRS Payroll Tax Audit on terms acceptable to it, (vii) surrender any right to claim a refund of Taxes, (viii) consent to any extension or waiver of the limitation period applicable to any Tax Claim, investigation, audit, controversy or assessment (ix) enter into any “power of attorney” with respect to Taxes, in each case, with respect to the Companies;

(n) not amend or propose to amend their Organizational Documents;

(o) maintain and preserve (i) their Properties in good repair, order and condition (ordinary wear and tear excepted), including, without limitation, performing, in a manner and on a basis consistent with past practice, all periodic maintenance and necessary reconditioning and (ii) all insurance upon the Properties and operations of the Companies in such amounts, scope and coverage as are comparable to that in effect as of the date hereof; and

(p) not acquire or enter into any agreement to acquire any business (whether by asset purchase, stock purchase, merger or otherwise).

(q) Without limiting the generality of the foregoing, prior to the Closing Date, the Seller Parties will not cause the Companies to take any action which would be reasonably likely to (i) result in the incorrectness in any material respect as of the Closing Date of any representation and warranty contained in Article III, or (ii) adversely affect in any material respect the ability of the parties to consummate the Transactions (including due to the non-fulfillment of any of the covenants or conditions set forth in this Agreement).

5.2. Filings and Authorizations. Each of the Companies and Buyer, as promptly as practicable, shall (i) make, or cause to be made, all such filings, submissions and notices under Laws, rules and regulations applicable to it or its Affiliates, as may be required to consummate the Transactions, in accordance with the terms of this Agreement, (ii) use all commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, Consents and waivers from all governmental and non-governmental Persons necessary to be obtained by it or its Affiliates, in order to consummate the Transactions, and (iii) use all commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. The Companies and/or Seller Representative and Buyer shall coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

5.3. Exclusivity. From the date hereof until the first to occur of the Closing Date or the termination of this Agreement:

(a)           The Seller Parties shall not nor shall the Seller Parties permit any Company or any of its Affiliates or Representatives to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, exchange, purchase, disposition, refinancing or recapitalization, directly or indirectly involving any Company, its Business or any material portion of the Properties of any Company, other than the Transactions (each such prohibited transaction, an “Acquisition or Refinancing Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition or Refinancing Transaction, (iii) furnish, or cause to be furnished, to any Person any information concerning any Company or its Business in connection with an Acquisition or Refinancing Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller Parties shall, and shall cause the Companies and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition or Refinancing Transaction. The Seller Parties shall not nor shall they permit any Company to release any third party from the confidentiality provisions of any agreement to which any Company or any Seller Party is a party.

(b)           The Seller Parties shall notify Buyer orally and in writing promptly after receipt by any Seller Party or any Company or any of their respective Representatives of any proposal, offer or other communication from any Person (other than Buyer) concerning an Acquisition or Refinancing Transaction or any request for non-public information relating to any Company or the Business or for access to the properties, books or records of any Company by any Person (other than Buyer). Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the Books and Records, the material terms of any such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto.

5.4. Access and Information. From the date hereof until the Closing, the Seller Parties shall cause the Companies to permit Buyer and its Representatives and financing sources to make all reasonable investigations and inspections, during reasonable business hours, of the Companies, the Business, Real Property, Books and Records and all other documents and information related to the Companies or their business, as Buyer reasonably deems necessary, and to make copies of any such Books and Records and other documents and information. At the request of Buyer from time to time, Seller Parties shall cause the Companies to provide Buyer access to the customers, suppliers and Employees of the Companies. The access and investigation contemplated in this Section 5.4 shall be made upon reasonable notice and at reasonable places and times and shall be conducted in a manner that does not unreasonably interfere with the operations of the Companies’ Business. No investigation or inspection pursuant to this Section 5.4 or otherwise shall in any way affect or diminish any of the representations, warranties or indemnities made by any party hereunder or the conditions to the obligations of the parties to consummate the Transactions.

5.5. Further Assurances. The parties hereto shall from time to time after the Closing Date execute and deliver such additional instruments and documents, as any party hereto may reasonably request to consummate the transfers and other transactions contemplated hereby.

5.6. Notification of Certain Matters. The Seller Parties shall promptly notify Buyer of (i) any Action in connection with the Transactions commenced or, to the knowledge of the Seller Parties, threatened against any Company, (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Section 6.1 not to be satisfied, (iii) any representation or warranty made by the Seller Parties contained in this Agreement becoming untrue or inaccurate in any respect such that the condition set forth in Section 6.1(a) would not be satisfied, (iv) any change, event or circumstance that would reasonably be expected to have a material adverse effect on such party or on its ability to consummate the Transactions in a timely manner, (v) any adverse written notice or other written communication from any Person from whom the Consent of such Person is or may be required in connection with the Transactions, and (vi) any written notice or other communication from any Governmental Entity in connection with the Transactions; provided that no such notification shall constitute an amendment to the Disclosure Letter or be deemed to have cured a breach of the representations, warranties, covenants or agreements of the Seller Parties contained herein or affect the conditions to the obligations of the parties under this Agreement.

5.7. Non-Competition; Non-Solicit.

(a) Each Seller Party set forth on Schedule 5.7 hereto, on a several basis, agrees that for the period commencing on the Closing Date and ending on the later of (i) the fifth anniversary of the Closing Date or (ii) if the Seller Party becomes an employee of Buyer or any of its Affiliates following the Closing, the first anniversary of the date on which such Seller Party is no longer employed by Buyer or any of its Affiliates (the “Restricted Period”) such Seller Party will not, nor will any of his or its Affiliates, directly or indirectly, or by action in concert with others, own, manage, operate, join, control, finance or participate in, or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, Representative, consultant, employee, investor, owner, partner, manager, joint venturer or otherwise with, or permit his or its name to be used by or in connection with, any business, enterprise or other entity engaged anywhere in the United States, in the Business, provided, however, that this Section 5.7(a) shall not prevent the beneficial ownership for investment purposes of 2% or less of any class of equity securities of any such Person which are registered under Section 12 of the Exchange Act.

(b) Each Seller Party agrees that during the Restricted Period, such Seller Party will not, nor will any of his, her or its Affiliates, directly or indirectly, for their own account or on behalf of any other Person:

(i) (A) solicit or hire any person who is an officer or employee of Buyer or any of its Affiliates or (B) induce or attempt to induce any such officer or employee to leave his or her employment with Buyer or any of its Affiliates; or

(ii) (A) solicit, divert, take away or attempt to take away any of the customers or suppliers of Buyer or any of its Affiliates or the business or patronage of any such customers or suppliers, (B) in any way interfere with, disrupt or attempt to disrupt any relationships then existing between Buyer or any of its Affiliates and any of their respective customers or suppliers or other Persons with whom it deals, or (C) contact or enter into any business transaction with any such customers or suppliers or other Persons in competition with Buyer.

(c) Each Seller Party acknowledges that, in view of the nature of the Business and the business objectives of Buyer in entering into this Agreement and the Transactions, the restrictions contained in this Section 5.7 are reasonably necessary to protect the legitimate business interests of Buyer and that any violation of such restrictions will result in irreparable injury to Buyer for which damages will not be an adequate remedy. Each Seller Party therefore acknowledges that if any such restrictions are violated, Buyer and any of its Affiliates shall be entitled to a preliminary injunction and a permanent injunction against such Seller Party as well as to an equitable accounting of earnings, profits and other benefits arising from such violation. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.7 is invalid or unenforceable, each Seller Party and Buyer agree that the applicable term or provision shall automatically be deemed modified to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

5.8. Confidential Information. From and after the Closing, each Seller Party shall treat and hold confidential all information related in any manner to the past, present or potential future operation of the Business (including information of a business, technical, manufacturing, sales, legal, marketing, scientific, or financial nature) (collectively “Confidential Information”), and shall refrain from disclosing any Confidential Information to any third parties and from using any of the Confidential Information except as necessary to perform his or its obligations under this Agreement or as an employee of Buyer or any of its Affiliates.

5.9. Public Announcements. Prior to and following the Closing, neither Buyer, on the one hand, nor any Seller Party, on the other hand, nor any of their respective Affiliates or Representatives, shall issue any press release or make any public announcement with respect to the Transactions, without the prior written approval of the other parties. Notwithstanding the foregoing, any such press release or public announcement may be made if required by Applicable Law or applicable United States securities exchange rule; provided, that the party required to make such press release or public announcement shall, to the extent possible, confer with the other parties concerning the timing and content of such press release or public announcement before the same is made.

5.10. Seller Party Release. Effective as of the Closing, each Seller Party, on his or its own behalf and on behalf of his or its heirs, successors, trustees, executors, administrators, assigns and any other person or entity that may claim by, through or under any of them (collectively, the “Releasors”) releases and discharges Buyer, and its Affiliates owners, directors, officers, agents, employees and Representatives (collectively the “Releasees”) from all Claims against the Releasees, or any of them, which the Releasors, or any of them, ever had, now has or hereafter may have, upon or by reason of any cause, matter or thing whatsoever occurring prior to the Closing Date relating to or arising out of the operations or ownership of the Companies or the Business, provided, however, that notwithstanding anything in this Section 5.10 to the contrary, nothing herein shall be deemed a release or discharge of any obligation of Buyer to perform any of the terms, conditions and agreements contained in this Agreement or the other Operative Documents.

5.11. Cash Collections. All payments received after the Closing by any Company in connection with or arising out of the Business, the Purchased Assets or the Assumed Liabilities for any period after the Closing Date shall be promptly paid over to Buyer (without right of set-off) as promptly as practicable but in no event more than two Business Days after receipt. Any such payment or reimbursement shall: (i) be held by the Person receiving it in trust for Buyer, (ii) be paid over to Buyer without right of set-off as promptly as practicable, and (iii) not constitute property of any Company or such Person. The Companies and/or Seller Representative shall cooperate with Buyer to cause all future payments and reimbursements by any third-party for any period after the Closing Date to be promptly paid directly to Buyer or its designee.

5.12. Use of Names of the Companies. Effective as of immediately after the Closing, each of the Companies shall, as applicable: (i) change its name to a name reasonably satisfactory to Buyer that does not include the name “Advantage RN,” “Advantage On Call,” “Advantage Locums,” “Advantage Local Staffing,” “Advantage RN Local Staffing” or any derivations thereof, (ii) make such filings necessary to withdraw its right to use “Advantage RN,” “Advantage On Call,” “Advantage Locums,” “Advantage Local Staffing,” “Advantage RN Local Staffing” or any derivations thereof as an assumed name in any jurisdiction, and (iii) cease using the name “Advantage RN,” “Advantage On Call,” “Advantage Locums,” “Advantage Local Staffing,” “Advantage RN Local Staffing” or any derivations thereof.

5.13. 401(k) Plan. Upon the written request of Buyer at least ten (10) Business Days prior to the Closing Date, effective as of immediately prior to Closing Date and contingent upon the occurrence of the Closing, the Companies shall terminate or shall cause the termination of the tax-qualified defined contribution plan provided to current and former Employees of the Companies (the plan so terminated, a “Company Qualified Plan”). In such event, prior to the Closing Date and thereafter (as applicable), the Companies and Buyer shall take any and all action as may be required, including amendments to the Buyer 401(k) Plan (the “Buyer Qualified Plan”), to permit each Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash or notes (representing plan loans from the Company Qualified Plan) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Employee from such Company Qualified Plan to the corresponding Buyer Qualified Plan; provided, however, that the Buyer Qualified Plan will not be required to accept rollovers of Roth contributions that were made to a Company Qualified Plan pursuant to Section 402A of the Code. If the Company Qualified Plan is terminated as described herein, the Employees shall be eligible immediately upon the Closing Date to commence participation in a Buyer Qualified Plan.

5.14. Employees. At or prior to the Closing, Buyer shall make an employment offer contingent upon the occurrence of the Closing to all of the Employees of the Companies. Notwithstanding anything to the contrary herein, Buyer shall not access information prior to the Closing with respect to the nurses of the Companies.

5.15. Assumption of Group Health Plans. Effective as of the Closing Date, Buyer shall adopt the Companies’ group health plans set forth on Schedule 5.15 hereto (the “Health Plans”) subject to the following provisions:

(a) With respect to all active Employees as of the Closing Date, the Seller Parties, jointly and severally, shall be fully responsible and liable for all costs and expenses associated with claims incurred under the Health Plans prior to the Closing Date. The Seller Parties’ obligation under this Section 5.15(a) shall be paid for by Buyer’s application of the Health Plan Amount. In the event such obligations exceed the Health Plan Amount, the Seller Parties shall, promptly upon request of Buyer, remit such shortfall to Buyer. On August 31, 2018, Buyer shall remit to Seller Representative an amount equal to the difference (if positive) between the Health Plan Amount and the Seller Parties’ aggregate obligations through such date pursuant to this Section 5.15(a);

(b) With respect to the Health Plans, the Seller Parties shall be fully responsible and liable for all costs, expenses, excise taxes, penalties or Liabilities of any type otherwise imposed under the Code, ERISA, and any other Health Care Laws and Practices attributable to the Companies’ noncompliance with any such Law, to the extent such noncompliance occurred at any time on or prior to the Closing Date; and

(c) The Companies shall fully cooperate with Buyer in all respects to facilitate a transition of sponsorship of the Health Plans to Buyer effective as of the Closing Date.

5.16. COBRA. The Seller Parties, jointly and severally, shall be fully responsible and liable for all costs and expenses associated with all Liabilities relating to or arising under COBRA (and any similar applicable state law) with respect to Employees and their beneficiaries who experienced a qualifying event (as defined under COBRA) at any time on or prior to the Closing Date. The Seller Parties’ obligations under this Section 5.16 shall be paid for by Buyer’s application of the COBRA Amount plus application of all premiums for COBRA coverage paid by qualified beneficiaries to Buyer. In the event such obligations exceed the COBRA Amount plus the amount of all premiums for COBRA coverage paid by qualified beneficiaries to Buyer, the Seller Parties shall, promptly upon request of Buyer, remit such amount to Buyer. On February 28, 2019, Buyer shall remit to Seller Representative an amount equal to the differences (if positive) between (i) the sum of the COBRA Amount plus all premiums for COBRA coverage paid by qualified beneficiaries to Buyer and (ii) the Seller Parties’ aggregate obligations through such date pursuant to this Section 5.16. The Companies also agree that it shall be the Companies’ sole responsibility to provide the required notices under COBRA (and any similar applicable state law) to all M&A Qualified Beneficiaries (as defined in Treas. Reg. Section 54.4980B-9), and to assume liability for any penalties, excise taxes, or other expenses associated with any non-compliance with COBRA (and any similar applicable state law) requirements which occurred on or prior to the Closing Date.

ARTICLE VI
CONDITIONS TO CLOSING

6.1. Conditions Precedent to Obligations of Buyer. The obligation of Buyer under this Agreement to consummate the Transactions on the Closing Date shall be subject to the satisfaction (or Buyer’s waiver in writing), at or prior to the Closing Date, of all of the following conditions:

(a) Representations and Warranties Accurate. The representations and warranties of the Seller Parties contained in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which shall be true and correct in all respects) in each case, as of when made and as of the Closing Date as though made at and as of the Closing Date, and shall not contain any untrue statement or omit to state any fact necessary in order to make the statements and information contained therein not misleading. Notwithstanding the foregoing, the Seller Parties may update the Disclosure Letter immediately prior to the Closing Date, and Buyer shall have the right to terminate this Agreement if such updates are not acceptable to Buyer, without Liability to the parties.

(b) Performance by Seller Parties. The Seller Parties shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Seller Parties hereunder on or prior to the Closing Date.

(c) Consents. The Consents set forth on Schedule 6.1(c) hereto required in connection with the consummation of the Transactions (the “Required Consents”) shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Buyer, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the Transactions, if any, shall have occurred.

(d) No Legal Prohibition. No Action by any Governmental Entity or other Person shall have been instituted or threatened or Claim or demand made against any Seller Party or Buyer seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the Transactions, and no Order shall have been issued and be in effect or threatened to be issued by any Governmental Entity of competent jurisdiction, and no Law shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the Transactions.

(e) Certificate. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of the Seller Parties to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), and 6.1(c) have been satisfied. Notwithstanding the foregoing, Buyer shall have the right to terminate this Agreement if the updates, if any, to the Disclosure Letter provided in the last sentence of Section 6.1(a) are not acceptable to Buyer, without Liability to the parties.

(f) Deliveries. Buyer shall have received from the Seller Parties the applicable documents listed in Schedule 2.11 hereto.

(g) No Material Adverse Effect. Since January 1, 2017, there shall have been no Material Adverse Effect.

(h) Employment Arrangement. The Persons set forth on Schedule 6.1(h) hereto shall have executed and delivered offer letters reasonably acceptable to Buyer.

(i) Non-foreign Status. The Signing Members shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.445-2(b) that such Signing Member is not a foreign person within the meaning of Section 1445 of the Code.

(j) Payoff Letters. Buyer shall have received payoff letters and Lien releases from each holder of the Companies’ Indebtedness in form and substance satisfactory to Buyer.

(k) Financing. Buyer shall have received financing to fund the Transaction in amounts and on terms satisfactory to Buyer in its sole discretion provided that Buyer is satisfied with the terms set forth in the lender commitment letter dated June 13, 2017. To the extent the lender’s conditions to closing set forth in the lender’s commitment letter previously delivered to the Companies have been met, this condition to closing shall be deemed satisfied.

(l) Workers’ Compensation and Professional Liability. Buyer shall have received from the Companies a schedule of all workers’ compensation and professional liability claims pending as of the Closing Date. The Seller Parties shall have provided to Buyer evidence reasonably satisfactory to Buyer that (i) the Seller Parties have secured tail insurance policies, on terms acceptable to Buyer, insuring such claims as well as other claims arising following the Closing as a result of incidents arising prior to the Closing, and (ii) Buyer shall have been named as an additional insured on such policies.

6.2. Conditions Precedent to Obligations of the Seller Parties. The obligations of the Seller Parties under this Agreement to consummate the Transactions on the Closing Date shall be subject to the satisfaction (or waiver in writing by the Seller Parties), at or prior to the Closing Date, of all of the following conditions:

(a) Representations and Warranties Accurate. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which shall be true and correct in all respects) in each case, as of when made and as of the Closing Date as though made at and as of the Closing Date, and shall not contain any untrue statement or omit to state any fact necessary in order to make the statements and information contained therein not misleading.

(b) Performance by Buyer. Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it hereunder on or prior to the Closing Date.

(c) No Legal Prohibition. No Action by any Governmental Entity or other Person shall have been instituted or threatened or Claim or demand made against the Companies, any Seller Party or Buyer seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the Transactions, and no Order shall have been issued and be in effect or threatened to be issued by any Governmental Entity of competent jurisdiction, and no Law shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the Transactions.

(d) Certificate. The Companies shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(e) Consents. The Required Consents shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Seller Parties, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect; provided that the Seller Parties will waive this condition if Buyer agrees to close over any such Required Consent without Liability to the Seller Parties. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the Transactions, if any, shall have occurred.

ARTICLE VII
TERMINATION

7.1. Events of Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Buyer and the Companies;

(b) by Buyer, if any Seller Party has breached or failed to comply in any material respect with any of his or its representations, warranties, covenants or agreements contained in this Agreement and such breach, if capable of being cured, remains uncured for more than fifteen (15) days after Buyer shall have given notice to the Companies of such breach or failure to comply;

(c) by the Companies, if Buyer has breached or failed to comply in any material respect with any of its representations, warranties, covenants or agreements contained in this Agreement and such breach, if capable of being cured, remains uncured for more than fifteen (15) days after the Companies shall have given notice to Buyer of such breach or failure to comply;

(d) by Buyer if any of the conditions set forth in Section 6.1 shall not have been satisfied, complied with or performed (or waived in writing by Buyer) on or prior to July 31, 2017 (the “Termination Date”); provided, however, that if any of such conditions is not satisfied solely as a result of the breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement, then Buyer shall not have the right to terminate this Agreement pursuant to this clause (d);

(e) by the Companies if any of the conditions set forth in Section 6.2 shall not have been satisfied, complied with or performed (or waived in writing by the Companies) on or prior to the Termination Date; provided, however, that if any of such conditions is not satisfied as a result of the breach by any Seller Party of his or its representations, warranties, covenants or agreements contained in this Agreement, then the Companies shall not have the right to terminate this Agreement pursuant to this clause (e); or

(f) by Buyer or the Companies, if there shall be in effect a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the Transactions.

7.2. Effect of Termination. Termination of this Agreement pursuant to this Article VII shall terminate all Liabilities and obligations of the parties hereto and there shall be no Liability hereunder on the part of any party, except that (a) Section 5.9, this Section 7.2 and Article X shall survive any termination of this Agreement and (b) the Confidentiality and Non-Disclosure Agreement between RN and Buyer dated March 2, 2017 shall continue in effect for a period of two (2) years from the date of termination of this Agreement; except for Section 6 thereof which is amended to remain in effect for a period of two (2) years from the date of termination of this Agreement, provided that Section 6 is further amended to include recruiters disclosed by the Companies in addition to the management employees of the Companies.

ARTILCE VIII
INDEMNIFICATION

8.1. Survival of Representations and Warranties. All representations and warranties contained in Articles III and IV shall survive the Closing and shall remain in full force and effect until 11:59 p.m. on the 548th day following the Closing Date; provided, however, that (x) the representations and warranties contained in Section 3.9 (Taxes), Section 3.17(a) (Compliance with Law), Section 3.18 (Environmental Matters) and Section 3.20 (Employee Benefit Plans) shall remain in full force and effect until the date that is ninety (90) days following the expiration of the applicable statute of limitations, and (y) the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.3 (Authority), Section 3.4 (Securities and Ownership), and Section 3.23 (Brokers, Finders) ((x) and (y) collectively, the “Fundamental Representations”) shall remain in full force and effect indefinitely, and (z) Section 4.1 (Organization and Qualification), Section 4.2(a) (Authority) and Section 4.4 (Brokers, Finders) (collectively, the “Buyer Fundamental Representations”) shall remain in full force and effect indefinitely. All covenants contained in this Agreement shall survive the execution and delivery of this Agreement in accordance with their terms. Notwithstanding the foregoing, any Claims for indemnification asserted with reasonable specificity (to the extent known at such time) by notice to the other party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty, and such Claims shall survive until finally resolved.

8.2. Indemnification by Seller Parties. From and after the Closing, the Seller Parties, jointly and severally, shall indemnify and hold Buyer, its Affiliates and their respective directors, officers, employees, shareholders, members, partners, agents, Representatives, successors and assigns (collectively “Buyer Claimants” and individually a “Buyer Claimant”) harmless from, and defend each of them from and against, any and all demands, claims, Actions, Liabilities, losses, costs, damages or expenses whatsoever (including, without limitation, (i) costs of investigation and defense, (ii) attorneys’ fees and expenses whether or not related to a third party Claim, and (iii) costs and attorney’s fees and expenses in respect of any Action to enforce this provision) (collectively, “Claims”) asserted against, imposed upon or incurred by Buyer Claimants resulting from, arising out of or based upon:

(a) any alleged inaccuracy or alleged breach of any representation or warranty of the Seller Parties contained in this Agreement or in any Operative Document (other than the Tax Representations, which shall be governed exclusively by Article IX) or any Claim by a third party which, if true, would constitute such inaccuracy or breach;

(b) any breach of any covenant of any Seller Party contained in this Agreement;

(c) any Transaction Expenses of the Seller Parties;

(d) any Indebtedness of the Companies;

(e) the Tax Liabilities of the Seller Parties set forth on Schedule 8.2(e) hereto;

(f) the Liabilities arising from or related to the items set forth on Schedule 3.16 of the Disclosure Letter; and

(g) any Liabilities of the Seller Parties other than the Assumed Liabilities.

The Buyer Claimants’ right to indemnification shall not be limited or affected in any way by any investigation, inquiry or examination conducted, or any knowledge acquired (or capable of being acquired), at any time by Buyer.

Notwithstanding anything contained herein to the contrary: (A) the Seller Parties shall not be required to indemnify a Buyer Claimant pursuant to Section 8.2(a) unless and until the aggregate cumulative sum of all amounts for which indemnity would otherwise be due under Section 8.2(a) exceeds $250,000 (the “Threshold”), in which case the Seller Parties shall only be responsible for such excess; and (B) the Seller Parties’ aggregate maximum liability for indemnification pursuant to Section 8.2(a) shall not exceed $13,200,000; provided, however, that the limitations set forth in clause (A) or clause (B) of this paragraph shall not apply to any Claims brought against the Seller Parties with respect to the Fundamental Representations or alleging fraud.

In addition to the limitations set forth in the immediately preceding paragraph, in no event will the maximum liability under this Section 8.2 for the Seller Parties exceed, respectively: (1) for the Seller Parties set forth on Schedule 8.2(1) hereto, the Purchase Price, and (2) for the Seller Parties set forth on Schedule 8.2(2) hereto, an amount calculated utilizing the formula set forth opposite such Seller Party’s name on such Schedule 8.2(2). The Seller Parties set forth on Schedule 5.7 hereto shall be severally liable with respect to each such Seller Party’s obligations set forth in Section 5.7. Notwithstanding anything to the contrary herein, in the event of any Claim under this Section 8.2, Buyer Claimants shall pursue recovery for amounts due to Buyer Claimants by proceeding first against the Seller Parties set forth on Schedule 8.2(1) and, if not made whole therefrom, thereafter against the Seller Parties set forth on Schedule 8.2(2).

8.3. Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold the Seller Parties, their Affiliates and their respective directors, officers, employees, shareholders, members, partners, agents, Representatives, successors and assigns (collectively “Seller Claimants” and individually “Seller Claimant”) harmless from and defend each of them from and against any and all Claims asserted against, imposed upon or incurred by the Seller Claimants resulting from, arising out of or based upon:

(a) any alleged inaccuracy or alleged breach of any representation or warranty of Buyer contained in this Agreement or in any Operative Document or any Claim by a third party which, if true, would constitute such inaccuracy or breach; and

(b) any breach of any covenant or obligation of Buyer contained in this Agreement.

Notwithstanding anything contained herein to the contrary: (A) Buyer shall not be required to indemnify a Seller Claimant pursuant to Section 8.3(a) unless and until the aggregate cumulative sum of all amounts for which indemnity would otherwise be due under Section 8.3(a) exceeds the Threshold, in which case Buyer shall only be responsible for such excess; and (B) Buyer’s aggregate maximum liability for indemnification pursuant to Section 8.3(a) shall not exceed $13,200,000; provided, however, that the limitation set forth in clause (A) or clause (B) of this paragraph shall not apply to any Claims brought against Buyer with respect to the Buyer Fundamental Representations or alleging fraud.

8.4. Terms and Conditions of Indemnification. The respective obligations and Liabilities of the Seller Parties and Buyer to indemnify pursuant to this Article VIII shall be subject to the following terms and conditions:

(a) The party seeking indemnification (the “Claimant”) must give the other party or parties, as the case may be (the “Indemnitor”), prompt, written, reasonably detailed notice of any such Claim (the “Claim Notice”). The Claimant’s failure to give a prompt Claim Notice, however, shall not serve to eliminate, limit or waive the Claimant’s right to indemnification hereunder except to the extent the Indemnitor is actually prejudiced as a result of such failure.

(b) The respective obligations and Liabilities of the Seller Parties and Buyer to indemnify pursuant to this Article VIII in respect of any Claim by a third party shall be subject to the following additional terms and conditions:

(i) The Indemnitor shall have the right to undertake, by counsel or other Representatives of its own choosing reasonably satisfactory to Claimant, the defense, compromise, and settlement of such Claim unless (A) the Indemnitor fails to make reasonably adequate provision of the Indemnitor’s ability to satisfy and discharge the Claim, or (B) the claimed indemnification is subject to a Liability cap pursuant to Section 8.2 or 8.3 and the reasonably estimated amount of likely damages in connection with such Claim is greater than the unused portion of the applicable Liability cap.

(ii) In the event that (A) the Indemnitor shall elect not to undertake such defense, (B) within thirty (30) days after receipt of written notice of any such Claim from Claimant, the Indemnitor shall fail to notify the Claimant that it will defend such Claim, or (C) any of the conditions set forth in clauses (A) or (B) of Section 8.4(b)(i) above apply, the Claimant (upon further written notice to the Indemnitor) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other Representatives of its own choosing, on behalf of, at the expense of and for the account and risk of the Indemnitor; provided, that the Indemnitor may participate in such defense with counsel of its choosing at its sole cost and expense; provided, further, that the Claimant shall not settle or compromise any such Claim without the prior written consent of Indemnitor, which consent shall not be unreasonably withheld or delayed.

(iii) Notwithstanding anything in this Section 8.4 to the contrary, (A) if there is a reasonable probability that a Claim may materially and adversely affect the Claimant other than as a result of money damages or other money payments, the Claimant shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Claim, (B) the Indemnitor shall not, without the Claimant’s written consent (which consent shall not be unreasonably withheld or delayed) settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claiming party or the plaintiff to the Claimant of a release from all liability in respect of such Claim, and (C) in the event that the Indemnitor undertakes defense of any Claim, the Claimant by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnitor and its counsel or other Representatives concerning such Claim and the Indemnitor and the Claimant and their respective counsel or other Representatives shall reasonably cooperate with respect to such Claim, subject to the execution and delivery of a mutually satisfactory joint defense agreement.

(c) The amount of any Claim subject to indemnification hereunder shall be calculated net of any insurance proceeds (net of collection expenses) actually received by the Claimant on account of such Claim. Buyer and the Seller Parties shall use commercially reasonable efforts to recover under insurance policies for any Claims; provided, however, that all out-of-pocket costs incurred in collecting such proceeds shall be borne by the Indemnitor. If a party receives any insurance proceeds or other compensation, with respect to a matter or claim, after having received any indemnification payment under this Agreement with respect to such matter or claim, such party will promptly refund to the other party an amount equal to such net insurance proceeds.

(d) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by Law.

(e) In calculating the amount of any Claim subject to indemnification hereunder, the party entitled to indemnification shall be entitled to all damages available at law or in equity, including without limitation, consequential and incidental damages as well as to damage attributable to diminution in value.

8.5. Qualifications. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, the determination of (i) whether any representation, warranty or covenant has been breached and (ii) the amount of any damages related to any such breach shall in each instance be made without giving effect to any “Material Adverse Effect” qualifier or any materiality qualifier contained in such representations, warranties, covenants or obligations.

8.6. Exclusive Remedy. From and after the Closing, except for: (i) a Claim based upon fraud, (ii) the adjustments provided in Article IIA, (iii) the provisions of Article IX and (iv) the provisions of Sections 5.7, 5.8 and 5.9, each party’s sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article VIII.

ARTICLE IX
TAX MATTERS

9.1. Tax Indemnification. The Seller Parties shall jointly and severally indemnify the Buyer Claimants against, and hold the Buyer Claimants harmless from, any and all Claims suffered by any Buyer Claimant to the extent arising out of or resulting from or attributable to (i) any Taxes (or the non-payment thereof) of, or with respect to, any Company for any Tax Period ending on or prior to the Closing, (ii) the breach or inaccuracy of any Tax Representations, and (iii) all Taxes of any Person for a Tax Period ending on or prior to the Closing for which any Company is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or federal Law), as a transferee or successor, under any Tax agreement by Contract, or otherwise, (together, the “Tax Indemnification”).

9.2. Transfer Taxes. All federal, state, local, foreign and other stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) applicable to, imposed upon or arising out of the Transactions (collectively, the “Transfer Taxes”) and any third party expenses incurred in the filing of all related and necessary Tax Returns shall be borne and timely paid 50% by Buyer on the one hand and 50% by the Seller Parties on the other hand when due.

9.3. Straddle Period. In the case of any real or personal property Taxes (or other similar Taxes) attributable to the Purchased Assets for which Taxes are reported on a Tax Return covering a period commencing before the Closing Date and ending after the Closing Date (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Buyer and the Seller Parties on a per diem basis. The party required by Law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by Law and shall timely pay such Straddle Period Tax. To the extent any such payment will exceed the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice and details reasonably requested by the Non-Paying Party of the payment due, and the Non-Paying Party shall pay the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes, if practicable prior to the payment by the Paying Party and in all events within ten (10) days of receipt of such notice of payment.

9.4. Allocation. Buyer shall, within sixty (60) days after the Closing Date, prepare and deliver to Seller Representative for its consent (which consent shall not be unreasonably withheld, delayed or conditioned) a schedule allocating the Purchase Price (and any other items that are required for federal income tax purposes to be treated as part of the Purchase Price) among the Purchased Assets (such schedule, the “Allocation”). If Seller Representative raises any objection to the Allocation within twenty (20) days of the receipt thereof, Buyer and Seller Representative will negotiate in good faith to resolve such objection(s). Buyer and the Companies shall report and file all Tax Returns (including amended Tax Returns and Claims for refund) consistent with the Allocation as finally agreed upon, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any Governmental Entity or any other proceeding) without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or the Companies from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Allocation, and neither Buyer nor the Companies shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such Allocation. Buyer and the Companies and/or Seller Representative shall cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to such Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price. If and to the extent the parties are unable to agree on such Allocation, Buyer and Seller Representative shall retain a mutually agreed upon Independent Accountant to resolve such dispute.

ARTICLE X
MISCELLANEOUS

10.1. Expenses. The Seller Parties and Buyer shall each pay their own respective fees and expenses for any brokers, finders, agents, investment bankers, attorneys or other Representatives as may be retained or employed by such party, directly or indirectly, in connection with this Agreement and the Transactions.

10.2. Amendment. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by Buyer and Seller Representative.

10.3. Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the other Operative Documents, contain the entire agreement of the parties relating to the subject matter hereof, and supersede all prior agreements, understandings, representations, warranties and covenants of any kind between the parties, which are, in each case, specifically waived. In the event of any inconsistency between the statement in the body of this Agreement and those in the Exhibits and Schedules to this Agreement, the statements in the body of this Agreement will control.

10.4. Waivers. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written notice signed by the waiving party and delivered, in the manner required for notices generally, to each affected party.

10.5. Notices. All notices and other communications hereunder shall be validly given or made if in writing, (i) when delivered personally (by courier service or otherwise), (ii) when sent by electronic mail, receipt confirmed or (iii) when actually received if mailed by first-class certified or registered United States mail or recognized overnight courier service, postage-prepaid and return receipt requested, and all legal process with regard hereto shall be validly served when served in accordance with Applicable Law, in each case to the address of the party to receive such notice or other communication set forth below, or at such other address as any party hereto may from time to time advise the other parties pursuant to this Subsection:

If to the Seller Parties:

Matthew R. Price, as Seller Representative
9021 Meridian Way
West Chester Township, OH 45069

with a copy to:

Coolidge Wall Co., L.PA.
33 West First St., Suite 600
Dayton, OH 45402
E-mail: Herbert@coollaw.com
Attention: Steve Herbert, Esq.

If to Buyer:

Cross Country Healthcare, Inc.
5201 Congress Avenue
Boca Raton, FL 33487
E-mail: sball@crosscountry.com
Attention: Susan E. Ball, Esq.,
Executive Vice President, General Counsel and Secretary

with a copy to:

Proskauer Rose LLP
11 Times Square
New York, New York 10036
E-mail: srubin@proskauer.com
Attention: Stephen W. Rubin, Esq.

10.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document. Any counterpart or other signature delivered by electronic mail shall be deemed for all purposes as being an effective and valid execution and delivery of this Agreement by that party.

10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. Each of the parties hereto hereby irrevocably waives personal service of process and consents to service of process by certified or registered mail, return receipt requested addressed to such party at its address set forth in Section 10.5. Each of the parties hereto hereby consents to the exclusive jurisdiction of the United States District Court for the District of Delaware and of any Delaware state court for the purposes of all legal proceedings arising out of or relating to this Agreement or the Transactions. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection which he or it may now or hereafter have to the laying of venue in any such court or that any such proceeding which is brought in accordance with this Section has been brought in an inconvenient forum. Subject to Applicable Law, process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

10.8. Binding Effect; Third-Party Beneficiaries; Assignment. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective legal representatives, successors and permitted assigns. Except as expressly set forth herein, nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement, or their respective legal representatives, successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. None of the parties may assign this Agreement nor any of his, her or its rights hereunder, nor delegate any of her or its obligations hereunder, without the prior written consent of the other parties, except that Buyer may unilaterally assign its rights under this Agreement (including allocating at the Closing the Purchased Assets among its Affiliates) or any of the other Operative Documents to any of its Affiliates or to any of its or its Affiliates’ lenders, and further except the Companies may assign post-Closing payments (e.g. Escrow Amount and Additional Escrow Amount) to the Members or to a trust for the benefit of the Members. For the avoidance of doubt, the Seller Parties hereby agree that Buyer may unilaterally grant a security interest in its rights and interests under this Agreement or any of the other Operative Documents to its lenders.

10.9. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and any such provision, to the extent invalid or unenforceable, shall be replaced by a valid and enforceable provision which comes closest to the intention of the parties underlying such invalid or unenforceable provision.

10.10. Headings. The headings contained in this Agreement are for reference purposes only and shall not modify define, limit, expand or otherwise affect in any way the meaning or interpretation of this Agreement.

10.11. No Agency. No party hereto shall be deemed hereunder to be an agent of, or partner or joint venturer with, any other party hereto.

10.12. Delays or Omissions. Except for time frames specifically set forth herein (e.g. time periods of indemnification claims), it is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by any other party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any Consent of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement, or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or otherwise afforded to any party, shall be cumulative and not alternative.

10.13. Knowledge. For the purposes of this Agreement, knowledge of the Seller Parties or words of like import mean the actual knowledge, after due inquiry into the subject matter of such representations, warranty or other statement and reasonable investigation of (i) the Signing Members, (ii) the current directors, managers and officers of the Companies and (iii) any other current Employee who has management responsibility with respect to the relevant subject matter.

10.14. Interpretation.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. For all purposes (including, without limitation, in the event of an ambiguity or question of intent or interpretation arises), this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) In this Agreement, unless a contrary intention appears, (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof, (ii) the word “including” means “including, but not limited to,” (iii) words denoting any gender shall include all genders, (iv) the singular includes the plural and the plural includes the singular, (v) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the articles, sections, exhibits or schedules, if any, of this Agreement and (vi) any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder. References to $ will be references to United States Dollars, and with respect to any Contract, obligation, liability, Claim or document that is contemplated by this Agreement but denominated in currency other than United States Dollars, the amounts described in such Contract, obligation, liability, Claim or document will be deemed to be converted into United States Dollars for purposes of this Agreement as of the applicable date of determination. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. The principles of interpretation set forth in this Section 10.14 shall apply equally to all Operative Documents.

10.15. Seller Representative.

(a) Each of the Seller Parties hereby appoints Matthew R. Price as Seller Representative (“Seller Representative”). Seller Representative shall have the authority to act for and on behalf of the Seller Parties, including, without limitation, to give and receive notices and communications, to act on behalf of the Seller Parties with respect to all matters arising under this Agreement or the other Operative Documents, to authorize delivery to Buyer of any funds and property in its possession or in the possession of the Escrow Agent in satisfaction of obligations under Section 8.2, to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of Seller Representative for the accomplishment of the foregoing. Seller Representative shall for all purposes be deemed the sole authorized agent of the Seller Parties until such time as the agency is terminated. Such agency may be changed by the Seller Parties from time to time upon not less than ten (10) days’ prior written notice to Buyer. Any vacancy in the position of Seller Representative may be filled by approval of the recipients of a majority of the Purchase Price. No bond shall be required of Seller Representative, and Seller Representative shall not receive compensation for its services. Notices or communications to or from Seller Representative shall constitute notice to or from the Seller Parties.

(b) A decision, act, consent or instruction of Seller Representative shall constitute a decision, act, consent or instruction of the Seller Parties and shall be final, binding and conclusive upon the Seller Parties. Buyer may rely upon any such decision, act, consent or instruction of Seller Representative as being the decision, act, consent or instruction of the Seller Parties and shall have no liability for any actions taken in reliance upon any such decision, act, consent or instruction of Seller Representative.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

 BUYER:

CROSS COUNTRY HEALTHCARE INC.

By: /s/ William J. Grubbs
        Name: William J. Grubbs
        Title: President & CEO

COMPANIES:

ADVANTAGE RN, LLC

By: /s/ Matthew R. Price
        Name: Matthew R. Price
        Title: President & CEO

ADVANTAGE ON CALL LLC

By: /s/ Matthew R. Price
        Name: Matthew R. Price
        Title: President & CEO

ADVANTAGE LOCUMS, LLC

By: /s/ Matthew R. Price
        Name: Matthew R. Price
        Title: President & CEO

ADVANTAGE RN LOCAL STAFFING LLC

By: /s/ Matthew R. Price
        Name: Matthew R. Price
        Title: President & CEO

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SIGNING MEMBERS:

/s/ Mathew R. Price
Matthew R. Price

/s/ Sharon Price
Sharon Price

MRP FAMILY HOLDINGS, LLC

By: /s/ Matthew R. Price
        Name: Matthew R. Price
        Title: Manager

/s/ Dawn Rider-Carter
Dawn Rider-Carter

/s/ Marianne Heatherly
Marianne Heatherly

/s/ Jeff Klank
Jeff Klank

/s/ Frederick S. Boyer
Frederick S. Boyer

/s/ Milan Boulette
Milan Boulette

SELLER REPRESENTATIVE:

/s/ Matthew R. Price
Matthew R. Price

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